                            SCHEDULE 14C INFORMATION

       Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box

/ / Preliminary Information Statement

/X/ Definitive Information Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

                          Outlet Communications, Inc.
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                  (Name of Registrant as Specified in Charter)

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Filing Party:

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     (3) Filing Party:

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     (4) Date Filed:

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

OUTLET
COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                                         23 Kenney Drive
                                                         Cranston
                                                         Rhode Island 02920-4489

                                January 9, 1996

Dear Stockholder:

     As you may be aware, on August 2, 1995, upon the unanimous recommendation of the Board of Directors of Outlet Communications, Inc. (the "Company"), and in accordance with Delaware law, holders of a majority of the outstanding shares of Class A Common Stock, par value $.01 per share, of the Company executed written consents approving and adopting a Merger Agreement providing for the merger (the "Merger") of the Company with a subsidiary of National Broadcasting Company, Inc. The closing of the Merger is expected to occur during the first half of February 1996, pending satisfaction of certain closing conditions. Under the Merger Agreement, each outstanding share of Class A Common Stock of the Company will be converted into the right to receive $47.25 in cash, without interest thereon. You will be receiving additional information on how to receive payment for your shares of Class A Common Stock in connection with the closing.

     The attached Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a more detailed description of the Merger. I encourage you to read the Information Statement thoroughly.

                                          Very truly yours,

                                          /s/ JAMES G. BABB

                                          JAMES G. BABB
                                          Chairman of the Board

                        SUMMARY OF INFORMATION STATEMENT

     The following is a summary of certain information contained elsewhere in this Information Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Information Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Information Statement and in the Annexes hereto. Stockholders are urged to carefully read this Information Statement, including the Annexes hereto, in its entirety.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE COMPANIES

     Outlet Communications, Inc. Outlet Communications, Inc. (the "Company") owns and operates three television stations, consisting of two NBC network-affiliated VHF television stations and one NBC network-affiliated UHF television station. In addition, the Company operates a UHF television station affiliated with The WB Network under a local marketing agreement ("LMA"). Of the two owned VHF television stations, one is located in Columbus, Ohio and one serves the Providence, Rhode Island/New Bedford, Massachusetts market. The owned UHF television station broadcasts in Raleigh, North Carolina, and the LMA is based in Chillicothe, Ohio. The Company's stations all broadcast in the nation's major (top 50) markets. The principal executive offices of the Company are located at 23 Kenney Drive, Cranston, Rhode Island 02920 (telephone (401) 455-9200).

     National Broadcasting Company, Inc. National Broadcasting Company, Inc., a Delaware corporation ("NBC"), and its subsidiaries are principally engaged in furnishing, within the United States, network television services to affiliated television stations, the production of live and recorded television programs, the operation, under licenses from the Federal Communications Commission (the "FCC"), of six VHF television broadcasting stations, the operation of cable/satellite networks around the world, and investment and programming activities in multimedia and cable television. The NBC Television Network is one of the major U.S. commercial broadcast television networks and serves more than 200 affiliated stations within the United States.

     The sole stockholder of NBC is National Broadcasting Holding Company, Inc. ("NBC Holding"). NBC Holding is a holding company whose principal asset is the stock of NBC. The principal offices of NBC and NBC Holding are located at 30 Rockefeller Plaza, New York, New York 10112.

     The sole stockholder of NBC Holding is General Electric Company, a New York corporation ("GE"). GE is a diversified technology, manufacturing and services company engaged directly and through its subsidiaries in a variety of businesses around the world, including aircraft engines, appliances, broadcasting, electrical distribution and control, financial services, information services, lighting, medical systems, motors and industrial systems, plastics and other materials, power generation and transportation systems. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

     CO Acquisition Corporation. CO Acquisition Corporation (the "Purchaser") is a newly incorporated Delaware corporation organized in connection with the Merger and has not carried on any activities other than incident to its formation and in connection with the Merger. The Purchaser is a direct wholly owned subsidiary of NBC. The principal executive offices of the Purchaser are located at 30 Rockefeller Plaza, New York, New York 10112.

CONSENT TO THE MERGER AGREEMENT BY A MAJORITY OF THE OUTSTANDING SHARES

     As of August 2, 1995, the Board of Directors of the Company (the "Board") approved, and the holders of a majority of the outstanding shares of the Company's Class A Common Stock, par value $.01 per share ("Company Common Stock"), executed written consents approving and adopting, the Merger Agreement dated as of August 2, 1995, among NBC, the Purchaser and the Company (the "Merger Agreement"). A copy of the Merger Agreement is attached to this Information Statement as Annex A. Prior to executing such consents, such stockholders entered into Consent and Voting/Conditional Option Agreements (the "Option Agreements") with NBC pursuant to which each such stockholder agreed to deliver a written consent approving and adopting the Merger Agreement. See "DESCRIPTION OF THE OPTION AGREEMENTS". The form of Option Agreement is attached to this Information Statement as Annex B. No additional approval of the Merger Agreement by the Company's stockholders is required.

THE MERGER AGREEMENT

     General. Pursuant to and subject to the terms and conditions of the Merger Agreement, the Company will merge (the "Merger") with the Purchaser, with the Company continuing as the surviving corporation (the "Surviving Corporation"), and each outstanding share of Company Common Stock (excluding shares held (a) in the treasury of the Company or owned by any direct or indirect subsidiary of the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto) or (b) by holders who shall have effectively exercised their appraisal rights with respect to such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be cancelled and converted into the right to receive $47.25 per share in cash, without interest thereon (the "Share Consideration"). Each share of Company Common Stock held by NBC or the Purchaser will be converted into and exchanged for one duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The effective time of the Merger is the date and time of the filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Time"), which is scheduled to occur within five business days following satisfaction of certain closing conditions, including receipt of FCC approval, and will occur no earlier than 20 days from the date of this Information Statement. As a result of the Merger, the Surviving Corporation will be a wholly owned subsidiary of NBC, and NBC will hold all the outstanding voting securities of the Surviving Corporation. The Surviving Corporation will continue to own all the voting securities of the Company's operating subsidiary, Outlet Broadcasting, Inc., a Rhode Island corporation ("Outlet Broadcasting"), and all the voting securities of the Company's inactive subsidiary, Atlin Communications, Inc., a Delaware corporation. A copy of the Merger Agreement is attached to this Information Statement as Annex A. See "DESCRIPTION OF THE MERGER AGREEMENT".

     Payment for Shares; No Further Ownership of Company Common Stock. As of the Effective Time, NBC will deposit, or will cause to be deposited, with The Chase Manhattan Bank, N.A. (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with the Merger Agreement, through the Paying Agent, cash in an amount equal to the Share Consideration multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent will mail to each record holder, as of the Effective Time, of a certificate that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate will be entitled to receive in exchange therefor the Share Consideration, and such Certificate will forthwith be cancelled. Until surrendered to the Paying Agent in accordance with the provisions of the Merger Agreement, each Certificate will represent for all purposes only the right to receive the Share Consideration.

     Payment for Options; No Rights to Receive Company Common Stock. NBC and the Company will take all action necessary to (a) terminate the Company's 1992 Stock Incentive Plan, as amended to the date of the Merger Agreement (the "1992 Stock Plan"), effective as of the close of business on the day after the Effective Time, (b) provide that each outstanding employee stock option or "Restricted Share" award to purchase shares of Company Common Stock granted under the 1992 Stock Plan (an "Option") will become fully vested, whether or not previously vested, immediately prior to the Effective Time and (c) provide that, with respect to any such Option that is outstanding immediately prior to the Effective Time, such Option will be cancelled as of the close of business on the day after the Effective Time and the holder will be entitled to receive from the Surviving Corporation, immediately after the Effective Time, an amount in cash in cancellation of such Option equal to the excess, if any, of the Share Consideration over the per share exercise price of such Option, multiplied by the number of shares of Company Common Stock to which the Option remains unexercised. Any such payment will be subject to all applicable Federal, state and local tax withholding requirements.

     Conditions to the Merger Agreement. The obligations of the Company and NBC to consummate the Merger are subject to certain conditions, including approval by the FCC of the transfer of control of the Company's broadcast licensee subsidiary pursuant to a final order that is not subject to judicial appeal or administrative review. Such order became a final order on January 8, 1996. On August 29, 1995, the Company and NBC, respectively, received early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Recommendation of the Board of Directors. The Board has unanimously approved the Merger Agreement, and believes that the Merger is fair to, and in the best interests of, the Company and its stockholders. For a description of certain factors considered by the Board in evaluating the Merger, see "BACKGROUND OF THE TRANSACTION" and "APPROVAL BY THE BOARD OF DIRECTORS".

     Fairness Opinion. The Company retained the investment banking firm of Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor in connection with the Merger. Goldman Sachs provided the Board with an oral fairness opinion, which opinion was subsequently confirmed in writing, relating to the fairness of the consideration to be received by stockholders in connection with the Merger. See "OPINION OF FINANCIAL ADVISOR". A copy of Goldman Sachs' opinion is attached to this Information Statement as Annex C.

     Interests of Management in the Merger Agreement. The directors and executive officers of the Company who own Company Common Stock will receive $47.25 per share of Company Common Stock owned, and the executive officers who hold Options to purchase Company Common Stock will receive a cash payment equal to the difference between $47.25 and the applicable Option exercise price. The table set forth under the heading "DESCRIPTION OF INTERESTS OF MANAGEMENT AND AFFILIATES IN THE MERGER AGREEMENT" identifies such directors and officers, the number of shares owned, the number of Options owned and the cash payments to be received by each in respect of such ownership.

     In addition to payments listed in the table referenced above for his ownership of Company Common Stock, and the assumption of liabilities under (or present value payout on) his employment agreement in the amount of approximately $1,110,230, James G. Babb, Chairman, President and Chief Executive Officer of the Company, is entitled to receive at the Effective Time a total of approximately $7,514,868 (based on the number of shares of Company Common Stock outstanding at the Effective Time), pursuant to a provision in his employment agreement that triggers such payments by the Company or its successor in the event of a merger or sale of assets valued in excess of $9 per share of Company Common Stock. On December 14, 1995, the Board, with the approval of NBC, authorized the unconditional acceleration of all of Mr. Babb's Options, and the unconditional payment to him, prior to the Effective Time, of $5.5 million of the amount due him at the Effective Time pursuant to his employment agreement, which amount was paid prior to December 31, 1995.

     Felix W. Oziemblewski, the Chief Financial Officer of the Company, in addition to payments listed in the table referenced above for his ownership of Company Common Stock and Options and the assumption of liabilities under his employment agreement, will be entitled to receive at the Effective Time a total of approximately $204,013 for benefits accrued as of January 31, 1996, under the Company's Supplemental Retirement Plan.

     Other executive officers have clauses in their employment agreements that require the Company or its successor-in-interest to assume all liabilities under such agreements.

     The Merger Agreement also provides for up to a total of $200,000 to be paid to certain officers and employees of the Company or its subsidiaries as bonuses to encourage such persons to remain in the employment of the Company pending consummation of the Merger. See "DESCRIPTION OF THE MERGER AGREEMENT".

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The following table presents selected consolidated financial data of the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990. The comparability of the data in the following table is affected by dispositions of broadcast stations, including two radio stations and two UHF television stations that were sold in 1990. Also, net income in 1993 includes the cumulative effect of a change in method of accounting for income taxes in the amount of $4,434,000 and an extraordinary loss for debt extinguishment of $1,826,000. The Company has not paid cash dividends on its capital stock during any of the periods presented below.

                                        1994         1993         1992         1991         1990
                                      --------     --------     --------     --------     --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue.........................  $ 59,442     $ 46,952     $ 45,153     $ 39,434     $ 55,662
Operating income....................    20,175       12,428       10,297        2,232        6,388
Income (loss) before non-recurring
  items and income taxes............    11,229        2,342       (2,825)     (12,643)      (9,532)
Net income (loss)...................    10,569        4,634       (1,552)      (9,265)       6,112
Net income (loss) per share.........      1.61          .71         (.24)       (1.41)         .93
Total assets........................   129,928      117,611      126,646      143,029      156,370
Long-term debt, excluding current
  maturities........................    75,000       79,500       87,447       95,961       91,855
Other long-term liabilities.........    15,098       13,392       18,085       18,933       24,154
Stockholders' equity................    16,404        5,785        1,113        2,665       11,930

                             INFORMATION STATEMENT

                          OUTLET COMMUNICATIONS, INC.
                                23 KENNEY DRIVE
                          CRANSTON, RHODE ISLAND 02920

                                  INTRODUCTION

     This Information Statement is being furnished to the holders of Class A Common Stock, par value $.01 per share ("Company Common Stock"), of Outlet Communications, Inc., a Delaware corporation (the "Company"), in connection with the approval and adoption by written consents dated as of August 2, 1995 (collectively, the "Stockholder Consents"), from the holders of a majority of the outstanding shares of Company Common Stock of the Merger Agreement dated as of August 2, 1995, among National Broadcasting Company, Inc., a Delaware corporation ("NBC"), CO Acquisition Corporation, a Delaware corporation and a subsidiary of NBC (the "Purchaser"), and the Company (the "Merger Agreement"). A copy of the Merger Agreement is attached to this Information Statement as Annex
A. The effective time of the merger of the Purchaser with and into the Company (the "Merger") will be the date and time of the filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Time"), which is scheduled to occur within five business days following satisfaction of certain closing conditions, including receipt of the approval by the Federal Communications Commission (the "FCC") of the transfer of control of the Company's broadcast licensee subsidiary pursuant to a final order that is not subject to judicial appeal or administrative review. Such order became a final order on January 8, 1996. This Information Statement is being mailed on or about January 12, 1996, to holders of record of Company Common Stock on January 4, 1996. There were approximately 300 holders of record of Company Common Stock on such date.

                                     VOTING

     Stockholder Vote Required and Obtained. In accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Agreement required approval and adoption by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. As of August 2, 1995, there were 6,579,631 shares of Company Common Stock issued and outstanding, each share of which was entitled to one vote on the proposal to approve and adopt the Merger Agreement. Stockholder Consents representing 3,433,091 shares of Company Common Stock, constituting 52.2% of the outstanding shares of Company Common Stock, were executed in favor of approval and adoption of the Merger Agreement as of such date. The stockholders executing such Stockholder Consents were stockholders who had also entered into Consent and Voting/Conditional Option Agreements ("Option Agreements") with NBC in connection with the Merger. See "DESCRIPTION OF THE OPTION AGREEMENTS". No additional approval of the Merger Agreement by the Company's stockholders is required.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           SUMMARY OF THE TRANSACTION

     The Merger Agreement has been approved by the Board of Directors of the Company (the "Board") and has been approved and adopted by the holders of a majority of the outstanding shares of Company Common Stock. If the other conditions to consummating the Merger are satisfied, the Company will be acquired by NBC for approximately $322.5 million as described below. The purchase of the Company by NBC will be effected through an all-cash merger of the Purchaser into the Company. Consummation of the Merger was contingent upon, among other things, approval by the FCC of the transfer of control of the Company's broadcast licensee subsidiary to NBC. By action of November 9, 1995, the FCC approved the transfer of control of the Company's broadcast licensee subsidiary to NBC. That action became final for purposes of the Merger Agreement on January 8, 1996. See "REGULATORY APPROVALS".

     The purchase price of approximately $322.5 million represents a price of $47.25 per share of Company Common Stock (the "Share Consideration"), based upon 6,724,714 shares and Options to purchase 120,969 shares issued and outstanding on January 5, 1996. After consummation of the Merger, the current stockholders of the Company will cease to be stockholders of the Company.

     The Company's address is Outlet Communications, Inc., 23 Kenney Drive, Cranston, Rhode Island 02920. Its telephone number is (401) 455-9200. As described below, the Purchaser was formed for the sole purpose of acquiring the Company. The address of both NBC and the Purchaser is National Broadcasting Company, Inc., 30 Rockefeller Plaza, New York, New York 10112; telephone number:
(212) 664-4555.

                          RECOMMENDATION OF THE BOARD

     THE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMPANY COMMON STOCK HAVE EXECUTED WRITTEN CONSENTS APPROVING AND ADOPTING THE MERGER AGREEMENT. NO ADDITIONAL APPROVAL OF THE MERGER AGREEMENT BY THE COMPANY'S STOCKHOLDERS IS REQUIRED.

                         BACKGROUND OF THE TRANSACTION

     During the last quarter of 1994 and the first quarter of 1995, the Company was approached by several parties interested in discussing an acquisition of the Company. The Company entered into confidentiality agreements and had informal discussions with several of these parties.

     On December 16, 1994, the Board authorized management to retain an investment banker to assist the Company in exploring various strategic alternatives to enhance stockholder value. On February 7, 1995, the Company engaged Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor to assist the Board in connection therewith. The Company also retained Shearman & Sterling, as special legal counsel, to work with Hinckley, Allen & Snyder, the Company's regular counsel, in connection therewith.

     On March 15, the Company received a written proposal from a broadcasting company that was one of the parties that had previously approached the Company, offering to acquire the Company by means of a merger in which each Company stockholder would receive a combination of cash and stock in the merged entity with an aggregate value of approximately $26.50 per share, based on the then current market value of the other party's stock. On March 16, the Company received a second proposal from such broadcasting company, proposing a merger in which each Company stockholder would receive a combination of cash and stock in the merged entity with an aggregate value of approximately $34.00 per share, based on the then current market value of the other party's stock.

     On March 21, the Company issued a press release announcing that it had retained Goldman Sachs as its financial advisor to help the Company explore strategic alternatives, including a possible business combination, the sale of all or a portion of the Company, potential acquisitions or other similar transactions.

     Also on March 21, the Company received a letter from the broadcasting company referred to above proposing that the Company and such broadcasting company enter into merger negotiations and that the Company grant such broadcasting company a 60-day exclusivity period to negotiate a definitive merger agreement. Such broadcasting company indicated that it would withdraw its offer if the Company solicited other offers to acquire the Company by causing Goldman Sachs to distribute an offering memorandum. The Company declined to pursue separate negotiations with such broadcasting company.

     Thereafter, with the assistance of its financial and legal advisors, the Board evaluated a variety of strategic alternatives for the Company. The Board determined that, as a part of such evaluation, offers for the acquisition of the Company should be solicited pursuant to a controlled auction process. The Board authorized Goldman Sachs to begin contacting potential acquirors for the Company. During March, April and May, approximately 80 interested parties contacted, or were contacted by, the Company or Goldman Sachs, or both. In April and May, 45 interested parties entered into confidentiality agreements with the Company in order to receive confidential information regarding the Company to assist each such party in making a preliminary proposal for the Company or portions thereof.

     In response to a request from Goldman Sachs for preliminary proposals, on or prior to May 17, 12 such proposals were received, 10 for the entire equity interest in the Company (ranging in value from approximately $32.00 per share to $38.00 per share) and two for less than all the assets of the Company. Of these 12 bidders, eight were invited to conduct due diligence with respect to the Company and attend management presentations during May and June in anticipation of submitting final proposals on June 28. In addition, NBC also requested access to the Company's confidential information and, after signing a confidentiality agreement, was permitted to perform due diligence.

     On June 28, five of the nine bidders who performed due diligence on the Company submitted definitive proposals to acquire the Company, ranging in value from approximately $246 million ($36.25 per share) to $289 million ($42.25 per share). In this round of bidding, NBC submitted an offer of $38.00 per share in the form of common stock of General Electric Company, a New York corporation ("GE"), the parent of NBC. NBC's offer also provided that NBC would be prepared to acquire the Company for equivalent consideration in an all-cash transaction. Renaissance Communications Corp., a Delaware corporation ("Renaissance"), submitted an offer of $42.25 per share in cash.

     On June 29 and 30, the Company and its financial and legal advisors negotiated the terms of a merger agreement with Renaissance (the "Renaissance Merger Agreement") providing for the acquisition of the Company by Renaissance for $42.25 per share in cash (the "Renaissance Merger").

     On June 30, the Board met to consider the Renaissance offer. Representatives of Goldman Sachs reviewed the terms of the proposed Renaissance Merger Agreement, discussed their financial analysis with respect thereto, and orally advised the Board that, as of such date, in their opinion, the consideration to be received by the holders of shares of Company Common Stock pursuant to the Renaissance Merger Agreement was fair to such holders. Based upon the Board's review and consideration of the terms of the Renaissance Merger Agreement and, among other things, the oral opinion of Goldman Sachs referenced above, the Board members who were present unanimously determined that the Renaissance Merger was fair to, and in the best interests of, the Company and the holders of Company Common Stock, approved the Renaissance Merger Agreement and recommended that the holders of outstanding shares of Company Common Stock approve and adopt the Renaissance Merger Agreement. In connection with the foregoing, the Board considered the fact that the Renaissance Merger Agreement
(a) permitted the Board to enter into negotiations with a third party that made an unsolicited bona fide proposal to acquire the Company if the Board determined in good faith that such action was required for the Board to comply with its fiduciary duties to stockholders imposed by the DGCL, (b) permitted the Company to unilaterally terminate it if the Board recommended any other business combination involving the Company, (c) required the Company to pay Renaissance a termination fee of $6.5 million in the event that the Renaissance Merger Agreement was so terminated and a competing transaction was consummated within 12 months thereafter, and (d) contained no other provision that would materially impede the Board from considering and pursuing a better unsolicited offer to acquire the Company that might be made by a third party. The Board also noted that MBL Life Assurance Corp. ("MBL") and the Company's other principal stockholders were not entering into an agreement to vote in favor of the Renaissance Merger Agreement or entering into any other form of "lockup" agreement with Renaissance.

     The Renaissance Merger Agreement was executed later the same day and a joint press release was issued announcing the Renaissance Merger Agreement.

     At a Board meeting on July 26, James G. Babb, Chairman, President and Chief Executive Officer of the Company, reported to the Board concerning reports that officials of NBC had contacted representatives of MBL and of certain other stockholders of the Company about the possibility of NBC making another proposal to acquire the Company. At the Board's direction, Mr. Babb telephoned Renaissance to inform Renaissance of such reported contacts.

     On July 28, the Board received a written offer from NBC to acquire the Company for $47.25 per share in cash. On that date, a committee of the Board met to review NBC's offer. NBC's proposal contemplated that at the time a merger agreement between the Company and NBC was entered into, holders of a majority of the outstanding shares of Company Common Stock would execute written consents approving the transaction pursuant to the DGCL and enter into the Option Agreements. NBC's proposal provided that it would terminate unless accepted in accordance with its terms prior to 5:00 p.m. on August 2.

     On July 30, the Board met to review NBC's offer and consider the various courses of action open to the Board with respect to the Renaissance Merger Agreement and the NBC proposal. The Board determined to commence negotiations with NBC with respect to its proposal.

     On July 31, the Company issued a press release announcing that it had received the NBC proposal and would consider it. The Company also informed Renaissance that it (a) was entering into negotiations with NBC with respect to its proposal, (b) had waived compliance by Renaissance with the "standstill" agreement contained in the confidentiality agreement dated April 7, 1995, between the Company and Renaissance, and (c) intended to terminate the Renaissance Merger Agreement if the Board recommended the proposed transaction with NBC to the Company's stockholders, but that the Board had not, as of that date, withdrawn, modified or changed its recommendation of the Renaissance Merger Agreement to the Company's stockholders in a manner adverse to Renaissance.

     On July 31, Renaissance filed suit in the Chancery Court of the State of Delaware (the "Chancery Court") against NBC, the Company and the Company's directors alleging, among other things, that the Company had breached the Renaissance Merger Agreement and that NBC had tortiously interfered with Renaissance's rights under the Renaissance Merger Agreement. On August 1, a hearing was held in the Chancery Court regarding a motion by Renaissance for a temporary restraining order against the Company prohibiting it from terminating the Renaissance Merger Agreement and against the Company and NBC prohibiting them from entering into a merger agreement. The Chancery Court denied Renaissance's motion in a ruling issued that day.

     On July 31 and August 1, the Company and its financial and legal advisors negotiated the terms of the Merger Agreement with NBC providing for the acquisition of the Company by NBC for $47.25 per share in cash pursuant to the Merger. Also, NBC negotiated the terms of the Option Agreements with MBL and certain other stockholders of the Company.

     On August 2, the Board met at the offices of Shearman & Sterling in New York to consider and act upon NBC's proposal and on any revised proposal that might be received from Renaissance. During the meeting, the Board was informed by NBC that NBC and Renaissance had reached an agreement providing for, among other things, a settlement of the litigation referred to above. The Board was also informed that NBC was reconfirming its existing proposal and that Renaissance would not be submitting a new proposal. Thereafter, Goldman Sachs reviewed the terms of the proposed Merger Agreement, discussed their financial analysis with respect thereto, and provided its oral opinion to the Board that, as of the date of such opinion, the Share Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair to such holders. Based upon the Board's review and consideration of the terms of the Merger Agreement and, among other things, the oral opinion of Goldman Sachs, the Board members who were present unanimously determined that the Merger is fair to, and in the best interests of, the Company and the holders of Company Common Stock, approved the Merger Agreement and recommended that the holders of outstanding shares of Company Common Stock approve and adopt the Merger Agreement. The Board also simultaneously terminated the Renaissance Merger Agreement. Later that day, MBL and certain other principal stockholders of the Company (owning in the aggregate 52.2% of the outstanding shares of Company Common Stock) executed written consents approving and adopting the Merger Agreement pursuant to the DGCL and entered into the Option Agreements with NBC. Thereafter, the Board members not present at the meeting ratified the actions taken by the Board on August 2.

                       APPROVAL BY THE BOARD OF DIRECTORS

     At special meetings of the Board held on June 30 and August 2, 1995, the Company's management and representatives of Goldman Sachs made presentations concerning the business and prospects of the Company. At the special meeting of the Board held on August 2, the Company's management and representatives of Goldman Sachs and the Company's legal advisors also made a presentation concerning the proposed acquisition of the Company by NBC, including a review of the terms of the Merger Agreement and the Option Agreements. At such meeting, the Board (with two members absent) unanimously determined that the Merger is fair to, and in the best interests of, the Company and the holders of outstanding shares of Company Common Stock, approved the Merger Agreement and recommended that the holders of the outstanding shares of Company Common Stock approve and adopt the Merger Agreement.

     In reaching its determination, the Board consulted with the Company's management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

          (a) NBC's proposal was the result of a five-month public auction process conducted with the assistance of Goldman Sachs in which approximately 80 potential acquirors had contacted, or were contacted by, the Company or Goldman Sachs, or both, 12 of such parties submitted preliminary acquisition proposals and five of such parties submitted definitive acquisition proposals;

          (b) NBC's proposal reflected the highest level of consideration per share of Company Common Stock received from any potential acquiror;

          (c) the Board's belief that NBC's proposal was superior to the terms of the Renaissance Merger Agreement, and the fact that, at the August 2 Board meeting, Renaissance informed the Board that it would not be submitting a revised proposal to acquire the Company;

          (d) no third party had contacted the Company after the public announcement of the Renaissance Merger Agreement on June 30 indicating an interest in making an offer to acquire the Company that was superior to either the Renaissance Merger Agreement or NBC's final proposal;

          (e) the Company's business, assets, liabilities, management, strategic objectives, competitive position and prospects, as well as its financial condition, results of operations and cash flows, both on a historical and prospective basis; see "OPINION OF FINANCIAL ADVISOR";

          (f) recent market prices for the Company Common Stock as well as market prices during the past several years and the relationship thereto of the price per share of Company Common Stock payable in the Merger; see "PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT -- Market for Common Stock and Dividends";

          (g) the presentation of Goldman Sachs made to the Board on August 2, including Goldman Sachs' oral opinion to the effect that, as of the date of such opinion, the Share Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair to such holders; see "OPINION OF FINANCIAL ADVISOR";

          (h) the analysis and recommendation of the Merger by the Company's management;

          (i) the review of other strategic alternatives, including the sale of certain of the Company's assets, potential acquisitions and continuing as an independent company; based upon their review of other strategic alternatives, as well as the terms of the Merger, the Board did not believe that pursuing another strategic alternative could reasonably be expected to provide the Company's stockholders with a higher level of stockholder value than that reflected in NBC's proposal;

          (j) that NBC had available all necessary financing for the Merger and the lack of any condition in the Merger Agreement to NBC's obligation to close the Merger based upon financing not being available;

          (k) the Board's belief that a transfer of control of the Company's broadcast licensee subsidiary to NBC would not present any material issues under Federal communications laws and was likely to be approved by the FCC in a timely manner;

          (l) the Board was informed at its August 2 meeting that MBL and certain other principal stockholders of the Company (owning in the aggregate 52.2% of the outstanding shares of Company Common Stock) were prepared to execute on that date written consents approving and adopting the Merger Agreement pursuant to the DGCL and enter into the Option Agreements with NBC;

          (m) the terms and conditions of the Merger Agreement, including the parties' representations, warranties and agreements, and the conditions to their respective obligations to close the Merger set forth in the Merger Agreement; the Board, based on presentations by its legal and financial advisors, deemed the terms of the Merger Agreement, including, in particular, the limited conditions to NBC's obligation to close the Merger, to be generally favorable to the Company when compared with other transactions of a similar nature; and

          (n) the terms of the Merger Agreement that restrict the ability of the Board, after the Company's stockholders approve and adopt the Merger Agreement pursuant to the DGCL, to enter into negotiations with another third party that makes an unsolicited proposal to acquire the Company or to unilaterally terminate the Merger Agreement if the Board recommended any other business combination involving the Company to its stockholders.

     The foregoing discussion of information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. In addition, individual members of the Board may have given different weight to different factors.

                          OPINION OF FINANCIAL ADVISOR

     On August 2, 1995, Goldman Sachs delivered its oral opinion to the Board that, as of the date of such opinion, the Share Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair to such holders. Such oral opinion was subsequently confirmed in writing.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AUGUST 2, 1995, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with rendering its opinion, Goldman Sachs reviewed, among other things, (a) the Merger Agreement; (b) the Annual Report to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994; (c) certain interim reports to stockholders and the Quarterly Report on Form 10-Q of the Company for the three months ended March 31, 1995; (d) certain other communications from the Company to its stockholders; and (e) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs also held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported prices and trading activity for Company Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the television broadcasting industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Board on August 2, 1995, which oral opinion was subsequently confirmed in writing.

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Company Common Stock and the relationship between movements of such stock and movements in a composite index of stocks of selected companies in the television broadcasting industry (the "Television Composite Index"). The Television Composite Index is composed of the following companies:
Citicasters, Inc., Clear Channel Communications, Inc., Granite Broadcasting Corp., LIN Television Corp., Renaissance, United Television, Inc., and Young Broadcasting, Inc. Between July 31, 1994 and mid-February 1995, the time at which the Company retained Goldman Sachs to advise it, the trading price of Company Common Stock performed substantially in line with the Television Composite Index. Since mid-February 1995, Company Common Stock has outperformed the Television Composite Index.

     Analysis of Purchase Price. Goldman Sachs prepared a financial analysis of the Merger and calculated the aggregate consideration and various financial multiples based upon the cash consideration of $47.25 per share of Company Common Stock. The multiples were as follows, in each case for 1994, for the 12 months ended May 31, 1995 (the "LTM"), for 1995, (based on management estimates), and for 1996 (also based on management estimates), respectively: (a) aggregate consideration as a multiple of net revenue -- 6.6x, 6.2x, 6.0x and 4.8x; (b) aggregate consideration as a multiple of earnings before interest, taxes, depreciation and amortization (and before corporate expenses)
("EBITDA") -- 13.9x, 13.0x, 13.4x and 9.8x; and (c) equity consideration (aggregate consideration less net estimated debt at time of closing) as a multiple of net income -- 30.4x, 34.7x, 47.4x and 21.5x. Such analysis also indicated that such cash consideration of $47.25 per share of Company Common Stock represented a 130.5% premium over the closing price of $20.50 per share of Company Common Stock on February 7, 1995, the date upon which the Company retained Goldman Sachs to advise it. Aggregate consideration as a multiple of "Broadcast Cash Flow" (defined as operating income before corporate expenses plus amortization of intangibles and film amortization and depreciation less cash film payments) for 1994 and (based on management estimates) 1995 and 1996 was as follows: 14.1x, 13.7x and 9.6x.

     Valuation Summary of Selected Publicly Traded Companies. Goldman Sachs reviewed and compared certain financial information relating to the Company with the corresponding financial information for Clear Channel Communications, Inc., Granite Broadcasting Corp., LIN Television Corp., Renaissance, Sinclair Broadcasting Group, United Television, Inc. and Young Broadcasting, Inc. (the "Selected Companies") and for Belo (A.H.) Corp., Capital Cities/ABC, Inc., CBS, Inc., Heritage Media Corp. (the "Mixed Media Companies"). The Selected Companies were chosen because they were publicly traded companies with operations that for purposes of analysis were considered by Goldman Sachs to be similar to the Company. Goldman Sachs calculated and compared various financial multiples and ratios for the Company and each of the Selected Companies and the Mixed Media Companies. Such multiples for the Company were calculated using a price of $46.00 per share of Company Common Stock, which was the closing price of Company Common Stock on NASDAQ on August 1, 1995. The multiples and ratios for the Company were based on information provided by the Company's management and the multiples for each of the Selected Companies and the Mixed Media Companies were based on the most recent publicly available information.

     Using trading prices as of August 1, 1995: (a) the levered multiple of estimated 1995 Broadcast Cash Flow (the multiple of Broadcast Cash Flow to the total value of the Company) was 13.2x for the Company, compared with a range of 8.5x to 13.9x (and a mean of 11.3x and a median of 11.2x) for the Selected Companies; and (b) the levered multiple of estimated 1996 Broadcast Cash Flow was 9.2x for the Company, compared with a range of 9.2x to 12.1x (and a mean of 10.8x and a median of 11.0x) for the Selected Companies.

     The levered multiple of LTM revenues for the Company (the multiple of revenues to the total value of the Company) was 6.1x compared with a range of 3.5x to 7.4x (and a mean of 5.6x and a median of 5.1x) for the Selected Companies and a range of 1.6x to 2.7x (and a mean of 2.4x and a median of 2.6x) for the Mixed Media Companies. The levered multiple of LTM EBITDA for the Company was 13.2x compared with a range of 9.4x to 19.0x (and a mean of 13.4x and median of 13.4x) for the Selected Companies and a range of 9.4x to 13.6x (and a mean of 10.6x and a median of 9.7x) for the Mixed Media Companies. The LTM EBITDA margin for the Company was 37.0% compared with a range of 36.0% to 48.6% for the Selected Companies and a range of 14.7% to 28.2% for the Mixed Media Companies. The compound annual growth rate for revenue for 1992 to 1994 was 14.7% for the Company, compared with a range of 14.5% to 81.0% for the Selected Companies and a range of 2.9% to 12.5% for the Mixed Media Companies. The compound annual growth rate for EBITDA for the Company was 29.3%, compared with a range of 22.1% to 61.9% for the Selected Companies and a range of 22.8% to 42.6% for the Mixed Media Companies.

     Selected Transactions Analysis: Goldman Sachs analyzed certain information relating to selected transactions in the television broadcasting industry since 1994 (the "Selected Transactions"). Such analysis indicated that the aggregate consideration paid as a multiple of estimated cash flow in the Selected Transactions ranged from a low of 6.3x to a high of 14.5x. This compared with a multiple of 13.7x for the Merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or NBC or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Board as to the fairness of the Share Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. As described above, certain of the analyses performed by Goldman Sachs relied on estimates of future financial performance provided by the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, NBC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion and presentation to the Board were among the many factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the Merger. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached hereto as Annex C, which stockholders are urged to read in its entirety.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Prior to retaining Goldman Sachs as the Company's financial advisor, the Board considered several leading investment banking firms to assist it in exploring various strategic alternatives to enhance stockholder value. In making its decision, the Board considered, among other things, the reputation and experience of each firm (in particular, the experience of each firm in the communications industry), each firm's familiarity with the Company, the manner in which each firm proposed to assist the Company in exploring its strategic alternatives, and the competitiveness of the fee structure proposed by each firm. Ultimately, the Board retained Goldman Sachs based on, among other things, its reputation and experience.

     Pursuant to a letter agreement dated February 7, 1995 (the "Engagement Letter"), the Company engaged Goldman Sachs to act as its financial advisor in connection with the Company's analysis and consideration of various financial alternatives available to it. Pursuant to the Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee in an amount equal to 0.875% of the aggregate consideration paid in the Merger (including the principal amount of all indebtedness of the Company) up to $325 million plus an amount equal to 3.50% of the aggregate consideration paid in the Merger exceeding $325 million. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. If the Merger is consummated, Goldman Sachs will receive a fee of approximately $5,383,000 for its services.

     Goldman Sachs has provided certain investment banking services to NBC and GE from time to time, and may provide investment banking services to NBC and GE in the future.

             DESCRIPTION OF INTERESTS OF MANAGEMENT AND AFFILIATES
                            IN THE MERGER AGREEMENT

     The directors and officers of the Company owned of record an aggregate of 447,816 shares (6.7% of the outstanding shares) of Company Common Stock as of January 5, 1996, and Options to acquire an aggregate of 108,802 shares (89.9% of the outstanding Options) of Company Common Stock as of such date.

     The directors and officers of the Company who own Company Common Stock will receive $47.25 per share of Company Common Stock owned, and the executive officers who hold Options to purchase Company Common Stock will receive a cash payment of the difference between $47.25 and the applicable Option exercise price. The table below identifies such directors and officers, the number of shares owned, the number of Options owned and the cash payments to be received by each in respect of such ownership:

                                                           NO.         NO.          CASH FOR        CASH FOR
              NAME                        TITLE           SHARES   OPTIONS(1)        SHARES          OPTIONS        TOTAL CASH
--------------------------------  ---------------------  --------  -----------   --------------   -------------   --------------
James G. Babb(2)................  Chairman, President &    96,924            0   $ 4,579,659.00   $           0   $ 4,579,659.00
                                  CEO
Felix W. Oziemblewski(3)........  Vice President-CFO &     41,866       21,334     1,978,168.50      846,197.50     2,824,366.00
                                  Treasurer
Douglas E. Gealy................  Vice President-GM         6,300       25,334       297,675.00      972,197.50     1,269,872.50
                                  WCMH-TV, WWHO-TV
Linda W. Sullivan...............  Vice President-GM         6,766       25,334       319,693.50      979,696.75     1,299,390.25
                                  WJAR-TV
Adam G. Polacek.................  Vice President-GM             0       15,000                0      594,375.00       594,375.00
                                  WNCN-TV
Steven Soldinger................  Vice President-               0        9,000                0      356,625.00       356,625.00
                                  Television
Joanne Schenck..................  Secretary                 1,200       12,800        56,700.00      523,325.00       580,025.00
Letitia Baldrige................  Director                    200            0         9,450.00               0         9,450.00
Robert C. Butler................  Director                    200            0         9,450.00               0         9,450.00
Stephen J. Carlotti.............  Director                      0            0                0               0                0
Frederick R. Griffiths(4).......  Director                 14,290            0       675,202.50               0       675,202.50
Julius Koppelman................  Director                 16,842            0       795,784.50               0       795,784.50
Leonard Lieberman...............  Director                  1,000            0        47,250.00               0        47,250.00
James K. Makrianes..............  Director                      0            0                0               0                0
Victor H. Palmieri(5)...........  Director                  2,000            0        94,500.00               0        94,500.00
Frank E. Richardson(6)..........  Director                256,228            0    12,106,773.00               0    12,106,773.00
Frank E. Walsh, Jr.(7)..........  Director                      0            0                0               0                0
Solomon M. Yas..................  Director                  4,000            0       189,000.00               0       189,000.00

---------------
(1) Includes awards of "restricted shares".

(2) Mr. Babb will also receive additional compensation as described in this section.

(3) Mr. Oziemblewski will also receive additional compensation as described in this section.

(4) Includes 11,000 shares held by The Frederick R. Griffiths Charitable Trust -- 1995, of which Mr. Griffiths serves as a Trustee.

(5) Mr. Palmieri resigned as a director of the Company effective July 31, 1995.

(6) Mr. Richardson's shares as listed above include 2,500 shares owned by his minor children, as to which shares he disclaims beneficial ownership.

(7) Certain of Mr. Walsh's children are the beneficiaries of The OCI Trust, a 5% holder of Company Common Stock (the "Trust"), but Mr. Walsh has no beneficial interest in the Trust and is not a Trustee of the Trust.

     In addition to the payment listed in the preceding table for his ownership of Company Common Stock, and the assumption of liabilities under (or present value payout on) his employment agreement in the amount of approximately $1,110,230, Mr. Babb is entitled to receive at the Effective Time a total of approximately $7,514,868 (based on the total number of shares of Company Common Stock outstanding at the Effective Time), pursuant to a provision in his employment agreement that is triggered by the Merger. Such provision specifies that Mr. Babb is to receive an amount in cash equal to 2% of the aggregate amount by which the per share cash price paid in the Merger exceeds $9.00 per share, up to $12.00 per share, and 3% of the aggregate amount by which the per share cash price paid in the Merger exceeds $12.00 per share. On December 14, 1995, the Board, with the approval of NBC, authorized the unconditional acceleration of all of Mr. Babb's Options and the unconditional payment to him, prior to the Effective Time, of $5.5 million of the amount due to him at the Effective Time, pursuant to his employment agreement, which amount was paid prior to December 31, 1995.

     Mr. Oziemblewski, in addition to payments listed in the preceding table for his ownership of Company Common Stock and Options and the assumption of liabilities under his employment agreement, will be entitled to receive at the Effective Time a total of approximately $204,013 for benefits accrued as of January 31, 1996, under the Company's Supplemental Retirement Plan. Such Plan contains a provision that makes benefits accrued thereunder fully vested and payable upon the date of a change-in-control of the Company.

     Other executive officers, including Ms. Sullivan and Messrs. Gealy, Polacek and Soldinger, have clauses in their employment agreements that require the Company or its successor-in-interest to assume all liabilities under such agreements.

     The Merger Agreement also provides for up to a total of $200,000 to be paid to certain officers and employees of the Company or its subsidiaries as bonuses to encourage such persons to remain in the employment of the Company pending consummation of the Merger.

     Messrs. Koppelman, Richardson and Walsh, directors of the Company, are also directors of Harding Service Corporation, a company that provides management consulting services to the Company pursuant to an agreement entered into in July 1986. The Company pays Harding Service Corporation consulting fees equal to
 .333% of annual gross revenues of the Company, which fees totaled $236,630 in 1994. However, as a condition of closing of the Merger, the agreement with Harding Service Corporation will be cancelled.

                   PAYMENT FOR SHARES OF COMPANY COMMON STOCK

     Payment for Shares; No Further Ownership of Company Common Stock. As a result of the Merger, holders of certificates formerly evidencing shares of Company Common Stock will cease to have any equity interest in the Company. After consummation of the Merger, all certificates formerly evidencing shares of Company Common Stock, (excluding shares held (a) in the treasury of the Company or owned by any direct or indirect subsidiary of the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto) or (b) by holders who shall have effectively exercised their appraisal rights with respect to such shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right only to receive a cash payment of $47.25 per share, without interest thereon. No interest will be paid or accrued on the cash payable upon the surrender of such certificates. As of the Effective Time, NBC will deposit, or will cause to be deposited, with The Chase Manhattan Bank, N.A. (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with the Merger Agreement, through the Paying Agent, cash in an amount equal to the Share Consideration multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to the Merger Agreement out of the Payment Fund. The Payment Fund will not be used for any other purpose. Promptly after the Effective Time, the Paying Agent will mail to each record holder, as of the Effective Time, of a certificate that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (a "Certificate") a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate will be entitled to receive in exchange therefor the Share Consideration, and such Certificate will forthwith be cancelled. Until surrendered to the Paying Agent in accordance with the provisions of the Merger Agreement, each Certificate will represent for all purposes only the right to receive the consideration set forth in the Merger Agreement, without any interest thereon. All cash paid upon conversion of the shares of Company

Common Stock in accordance with the terms of the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     DETAILED INSTRUCTIONS ABOUT THE SURRENDER OF CERTIFICATES, TOGETHER WITH A LETTER OF TRANSMITTAL, WILL BE FORWARDED TO FORMER HOLDERS OF SHARES OF COMPANY COMMON STOCK BY THE PAYING AGENT PROMPTLY FOLLOWING THE EFFECTIVE TIME OF THE MERGER. HOLDERS OF SHARES OF COMPANY COMMON STOCK SHOULD NOT SUBMIT THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED SUCH MATERIALS. PAYMENT FOR SHARES OF COMPANY COMMON STOCK WILL BE MADE TO FORMER HOLDERS OF SHARES AS PROMPTLY AS PRACTICABLE FOLLOWING RECEIPT BY THE PAYING AGENT OF THEIR CERTIFICATES AND OTHER REQUIRED DOCUMENTS.

     Payment for Options; No Rights to Receive Company Common Stock. NBC and the Company will take all action necessary to (a) terminate the Company's 1992 Stock Incentive Plan, as amended to the date of this Agreement (the "1992 Stock Plan"), effective as of the close of business on the day after the Effective Time, (b) provide that each outstanding employee stock option or "Restricted Share" award to purchase shares of Company Common Stock granted under the 1992 Stock Plan (an "Option") will become fully vested, whether or not previously vested, immediately prior to the Effective Time, and (c) provide that, with respect to any such Option that is outstanding immediately prior to the Effective Time, such Option will be cancelled as of the close of business on the day after the Effective Time and the holder shall be entitled to receive from the Surviving Corporation, immediately after the Effective Time, an amount in cash in cancellation of such Option equal to the excess, if any, of the Share Consideration over the per share exercise price of such Option, multiplied by the number of shares of Company Common Stock to which the Option remains unexercised. Any such payment will be subject to all applicable Federal, state and local tax withholding requirements.

             MANAGEMENT OF THE COMPANY'S BUSINESS AFTER THE MERGER

     Under the Merger Agreement, the Company will merge with the Purchaser at the Effective Time. Although the Company will continue as the surviving corporation, it will be a wholly owned subsidiary of NBC as of the Effective Time. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Company after the Merger, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Company, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Company after the Merger, in each case until their respective successors are duly elected or appointed and qualified.

                      ACCOUNTING TREATMENT OF TRANSACTION

     The Merger will be accounted for as a "purchase" for accounting and financial reporting purposes. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

                              REGULATORY APPROVALS

     FCC. The Merger may not be consummated without the prior approval of the FCC. On August 16, 1995, an application requesting such approval was filed with the FCC (the "FCC Application"). The time period within which parties in interest would have been permitted to file petitions to deny the FCC Application under the rules of the FCC expired on September 27, 1995, and, to the best of the Company's knowledge, no such petitions were filed. On November 9, 1995, the FCC granted its approval to the transfer of control of the Company's broadcast licensee subsidiary contemplated by the Merger, and the FCC issued a Public Notice of grant of the FCC Application on November 27, 1995.

     The FCC's rules and policies permit consummation of the Merger following issuance of an FCC Public Notice of grant of the FCC Application. Under the Merger Agreement, however, either party may, as a condition of closing, require that the FCC grant have become a "Final Order". The FCC staff grant became a Final Order on January 8, 1996 because as of such date if (a) no party had filed a petition requesting that the FCC staff reconsider its action granting the FCC Application, (b) no party had filed an "Application for Review" asking the full FCC to reverse its staff's action granting the FCC Application, and (c) the FCC had not decided on its own motion to review its staff's action granting the FCC Application.

     Antitrust. The transactions contemplated by the Merger Agreement are subject to review by the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the applicable waiting period thereunder. On August 29, 1995, the Company and NBC, respectively, received early termination of the applicable waiting period under the HSR Act.

                      DESCRIPTION OF THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a conformed copy of which is attached to this Information Statement as Annex A. Such summary is qualified in its entirety by reference to the Merger Agreement.

     General. Pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, the Company will merge with the Purchaser, with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Effective Time is scheduled to occur within five business days following satisfaction of certain closing conditions, including receipt of the approval by the FCC and satisfaction of certain other conditions described below. As a result of the Merger, the Surviving Corporation will be a wholly owned subsidiary of NBC and NBC will hold all the outstanding voting securities of the Surviving Corporation. The Surviving Corporation will continue to own all the voting securities of its operating subsidiary, Outlet Broadcasting, Inc., a Rhode Island corporation ("Outlet Broadcasting"), and all the voting securities of its inactive subsidiary, Atlin Communications, Inc., a Delaware corporation.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will become a direct, wholly owned subsidiary of NBC. Upon consummation of the Merger, each issued and then outstanding share of Company Common Stock (other than any shares held in the treasury of the Company, or owned by any direct or indirect subsidiary of the Company and any shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive the Share Consideration.

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     Treatment of Stock Options. See "PAYMENT FOR SHARES OF COMPANY COMMON STOCK -- Payment for Options; No Rights to Receive Company Common Stock".

     Indemnification and Insurance. The Merger Agreement further provides that the Certificate of Incorporation and By-Laws of the Surviving Corporation and each of its subsidiaries will contain the provisions with respect to indemnification of officers and directors set forth in the Certificate of Incorporation and By-Laws of the Company on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or By-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement or the Renaissance Merger Agreement), unless such modification is required by law.

     The Merger Agreement also provides that, from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of NBC and the Surviving Corporation (which approval will not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement or the Renaissance Merger Agreement), in each case to the fullest extent permitted under the DGCL (and will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by
Section 145(e) of the DGCL). Pursuant to the Merger Agreement, NBC has guaranteed the Surviving Corporation's obligations to provide the indemnification herein described.

     In the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, the Merger Agreement provides that (a) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel as of the date of the Merger Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to NBC and the Surviving Corporation, (b) the Surviving Corporation will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (c) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation will not be liable for any settlement of any Claim effected without its written consent, which consent will not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such Claim, will notify the Surviving Corporation (although the failure so to notify the Surviving Corporation will not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under the Merger Agreement, except to the extent such failure prejudices the Surviving Corporation), and will deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to such Indemnified Parties), a conflict on any significant issue between the positions of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

     The Merger Agreement also provides that NBC will cause to be maintained in effect for not less than five years after the Effective Time (except to the extent not generally available in the market) the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (a) NBC may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the Indemnified Parties to the extent reasonably available and (b) NBC will not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

     Representations and Warranties. The Merger Agreement contains representations and warranties of the Company, NBC and the Purchaser relating to, among other things (a) due organization and qualification and authority to enter into and perform the respective obligations of the parties under the Merger Agreement, (b) capital structure, (c) authorization of the Merger Agreement and no violation of certain instruments or of any law resulting from the execution and performance of the Merger Agreement, (d) accuracy of information supplied, and (e) matters relating to brokers, fees and other expenses. In addition, the Company has made certain representations and warranties concerning the following matters: (a) documents filed with the Securities and Exchange Commission (the "SEC"), financial statements, and undisclosed liabilities, (b) material contracts, (c) FCC licenses and station operations, (d) permits, (e) intellectual property, (f) taxes, (g) compliance with laws, (h) absence of material adverse changes prior to January 1, 1995, (i) litigation, (j) employee benefits plans, (k) insurance, (l) environmental matters, and (m) the Renaissance Merger Agreement.

     FCC Application; Other Further Action. The Merger Agreement provides that as promptly as practicable after the execution of the Merger Agreement, NBC and the Company will prepare and file the FCC Application, and such other documents as may be required, with respect to the transfer of control of the Company's broadcast licensee subsidiary to NBC. On August 16, 1995, the Company filed the FCC Application. The Merger Agreement provides that NBC and the Company will prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC approval as expeditiously as practicable. The Merger Agreement provides further that if the Effective Time will not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither NBC nor the Company will have terminated the Merger Agreement, NBC and the Company will jointly request one or more extensions of the effective period of such grant. The Merger Agreement provides that neither NBC nor the Company will knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application. Pursuant to the Merger Agreement, prior to FCC approval of the FCC Application, NBC and the Company have agreed that NBC, its employees and agents, will not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of any of the Company's broadcast stations, and such operations shall be the sole responsibility of and in the complete discretion of the Company.

     The Merger Agreement provides further that the Company and NBC will each use their reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement, (b) obtain any consents or approvals with respect to the Merger the absence of which would result in a material adverse effect on the Company, (c) make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the Merger required under (i) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and any other applicable Federal or state securities laws, (ii) the HSR Act, and
(iii) any other applicable law; provided that NBC and the Company shall cooperate with each other in connection with the making of all such filings. Pursuant to the Merger Agreement, the Company and NBC have agreed to furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in this Information Statement) in connection with the transactions contemplated thereby. Each of the Company and NBC have agreed to cooperate and use their reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by the Merger Agreement, including, without limitation, by pursuing any necessary administrative or judicial appeal or legislative action.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) the FCC shall have issued a Final Order (as defined in Section 9.03 of the Merger Agreement) approving the FCC Application, and such Final Order shall include the granting of such waivers, if any, of the FCC Rules and Regulations as may be necessary to permit the consummation of the transactions contemplated thereby; and all the terms and conditions contained in the Final Order required to be satisfied on or prior to the Effective Time shall have been satisfied and performed; (b) the applicable waiting period under the HSR Act shall have expired or been terminated; (c) no governmental entity or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that then remains in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and (d) the holders of a majority of the outstanding shares of Company Common Stock shall have approved and adopted the Merger Agreement in accordance with the DGCL and the rules and regulations of NASDAQ.

     The obligation of NBC to effect the Merger is also subject to the following conditions: (a) each of the representations and warranties of the Company contained in the Merger Agreement (i) in the case of any thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (ii) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct, subject to such materiality qualifications or in all material respects, as the case may be, as of such date and NBC shall have received a certificate of the Chief Executive Officer of the Company to such effect; (b) the Company shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a material adverse effect upon the Company and NBC shall have received a certificate of the Chief Executive Officer of the Company to that effect; and (c) all required consents, approvals and authorizations that are described in the Merger Agreement shall have been obtained.

     The obligation of the Company to effect the Merger is also subject to the following conditions: (a) each of the representations and warranties of NBC and the Purchaser contained in the Merger Agreement (i) in the case of any thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (ii) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct, subject to such materiality qualifications or in all material respects, as the case may be, as of such date, and the Company shall have received a certificate of the Chief Financial Officer of NBC to such effect; and (b) NBC shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a material adverse effect upon NBC, and the Company shall have received a certificate of the Chief Financial Officer of NBC to that effect.

     Certain Obligations. The Merger Agreement provides that NBC will cause the Surviving Corporation to pay to Mr. Babb the bonus of approximately $7.5 million which is provided for in Section 5 of Mr. Babb's employment agreement with the Company. Mr. Babb received $5.5 million of such payment from the Company prior to December 31, 1995, pursuant to action by the Company's Board with the approval of NBC.

     Conduct of Business Prior to the Merger. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by NBC, the Company will and will cause its subsidiaries to (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained. The Merger Agreement provides, however, that in the event the Company deems it necessary to take certain actions that would otherwise be prohibited as described above, the Company will consult with NBC, which shall consider in good faith the Company's request to take such action and not unreasonably withhold or delay its consent for such action.

     The Merger Agreement provides that, except as consented to in writing by NBC, prior to the Effective Time, the Company will not take any extraordinary corporate action, and in particular will not: initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 5.02 of the Merger Agreement), or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify NBC of all relevant terms of any such inquiries and proposals received by the Company or any of its subsidiaries, or by any such officer, director or representative, relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered to NBC a copy of such inquiry or proposal; provided, however, that prior to the time the stockholders of the Company approved and adopted the Merger Agreement in accordance with the DGCL, nothing contained in the relevant section of the Merger Agreement would have prohibited the Board from (a) furnishing information to, or entering into discussions or negotiations with, any person or entity that made an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (i) the Board, after consultation with independent legal counsel, determined in good faith that such action was required for the Board to comply with its fiduciary duties to stockholders imposed by the DGCL, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company had provided written notice to NBC to the effect that it was furnishing information to, or entering into discussions or negotiations with, such person or entity,
(iii) prior to furnishing such information to such person or entity, the Company had received from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and NBC, and (iv) the Company had informed NBC, on a current basis, of the status of any such discussions or negotiations; or (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

     Access and Information. The Merger Agreement further provides that, subject to confidentiality agreements to which the Company or any of its subsidiaries is a party, the Company will, and will cause its subsidiaries to
(a) afford to NBC and its officers, directors, employees, accountants, consultants, legal counsel, agents, lenders (including representatives of any lenders) and other representatives (collectively, the "NBC Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (b) furnish promptly to NBC and the NBC Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by NBC.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time: (a) by mutual consent of NBC and the Company; (b) by NBC, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that the conditions to the Merger Agreement described above would not be satisfied (a "Terminating Company Breach"), provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, NBC may not terminate the Merger Agreement; (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of NBC set forth in the Merger Agreement, or if any representation or warranty of NBC shall have become untrue in any material respect, in either case such that the conditions to the Merger Agreement described above would not be satisfied (a "Terminating NBC Breach"), provided that, if such Terminating NBC Breach is curable by NBC through the exercise of its reasonable efforts and for so long as NBC continues to exercise such reasonable efforts, the Company may not terminate the Merger Agreement; (d) by either NBC or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under the Merger Agreement to take all action to secure the required governmental approvals and resist all Orders that interfere with the consummation of the Merger Agreement; (e) by NBC or the Company, if the Merger shall not have been consummated before August 2, 1996, except if the party seeking to terminate the Merger Agreement shall be in breach hereof; (f) by NBC or the Company, if the approval and adoption of the Merger Agreement by the stockholders of the Company had not been obtained by written consent as provided therein or by the requisite vote by the stockholders of the Company at a meeting of the stockholders of the Company called for the purpose of approving the Merger Agreement; (g) by NBC, if (i) the Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to NBC or the Purchaser or shall have resolved to do any of the foregoing, or (ii) the Board shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; and (h) by the Company, if prior to the time the stockholders of the Company approved and adopted the Merger Agreement in accordance with the DGCL, the Board had recommended to the stockholders of the Company any Competing Transaction or resolved to do so; provided that any termination of the Merger Agreement by the Company pursuant to the relevant section of the Merger Agreement would not have been effective until the close of business on the second full business day after notice thereof to NBC.

     The Merger Agreement provides that all expenses incurred by the parties thereto shall be borne solely by the party that has incurred such expenses; provided, however, that if the Merger Agreement had been terminated by the Company pursuant to its right to do so in the event the Board recommended a Competing Transaction, the Company would have been obligated to pay NBC a fee of $6.5 million in cash.

                      DESCRIPTION OF THE OPTION AGREEMENTS

     Following the execution and delivery by the Company, NBC and the Purchaser of the Merger Agreement, certain stockholders of the Company (the "Consenting Stockholders") entered into the Option Agreements with NBC, pursuant to which each such Consenting Stockholder agreed to deliver a written stockholder consent in lieu of a meeting of stockholders of the Company approving and adopting the Merger Agreement (each, a "Stockholder Consent") in respect of each share of Company Common Stock owned of record by such Consenting Stockholder. Following execution of the Option Agreements, the parties to the Option Agreements delivered the Stockholder Consents to the Company, which Stockholder Consents covered an aggregate of 3,433,091 shares of Company Common Stock (approximately 52.2% of the shares of Company Common Stock outstanding on such date), representing the aggregate number of shares of Company Common Stock owned of record by the Consenting Stockholders. The form of Option Agreement is attached to this Information Statement as Annex B.

     Pursuant to the Option Agreements, each Consenting Stockholder also agreed that, until the Expiration Date (defined in the Option Agreements as the earlier of the Effective Time and the date which is 360 days following the date of the Option Agreements or such shorter period as may be dictated by applicable law or FCC policy or regulation (unless extended by the mutual written consent of NBC and the Consenting Stockholder)), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, and to the extent permitted by applicable law, the Consenting Stockholder will vote (or cause to be voted) or act by written consent with respect to the shares of Company Common Stock held by the Consenting Stockholder (as to each Consenting Stockholder, the "Shares") (a) in favor of approval and adoption of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Option Agreement; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Consenting Stockholder contained in the Option Agreement; and (c) against any Competing Transaction (as defined in the Option Agreements) or any other action, agreement or transaction (other than the Merger

Agreement or the transactions contemplated thereby) that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, or delay, postpone, discourage or materially adversely affect the Merger or the Option Agreement, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company or its subsidiaries; (iii) a material change in the policies or management of the Company, except as otherwise agreed to in writing by NBC; (iv) an election of new members to the Board, except where the vote is cast in favor of the nominees of a majority of the existing directors; (v) any material change in the present capitalization or dividend policy of the Company or any amendment to the Company's Certificate of Incorporation; or (vi) any other material change in the Company's corporate structure or business (collectively, the "Merger-Related Matters"). Each Consenting Stockholder also agreed in its Option Agreement not to enter into any agreement or understanding with any person or entity prior to the Expiration Date to vote or give instructions in any manner inconsistent with clauses (a), (b) or (c) of the next preceding sentence. Under the Option Agreements, each Consenting Stockholder has granted an irrevocable proxy to a trustee designated by NBC to vote or act by written consent, to the fullest extent permitted by applicable law, with respect to the Consenting Stockholder's shares in accordance with the foregoing provisions of this paragraph.

     The Option Agreements also provide that the Consenting Stockholder party thereto shall not (a) sell, transfer, pledge, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the existing shares of Company Common Stock, or any shares acquired after August 2, 1995, or any interest in any of the foregoing, except to NBC, (b) grant any proxies or powers of attorney, deposit any of such shares into a voting trust or enter into a voting agreement with respect to any such shares or any cash or other property received as a dividend or distribution on the Shares by the Consenting Stockholder, or any interest in any of the foregoing, except to NBC, (c) consent or otherwise agree to any amendment, waiver or other modification of the Stockholders Agreement dated as of December 10, 1986, as amended, among the Company, Outlet Broadcasting and certain stockholders (the "Stockholders Agreement") or the Certificate of Incorporation or By-Laws of the Company or its subsidiaries without the prior written consent of NBC, or (d) take any action that would make any representation or warranty of such Consenting Stockholder contained in its Option Agreement untrue or incorrect or have the effect of preventing or disabling such Consenting Stockholder from performing his or its obligations under the Option Agreement, or that would otherwise hinder or delay NBC from acquiring a majority of the outstanding shares of Company Common Stock, determined on a fully diluted basis.

     In addition, each of the Consenting Stockholders agreed, except with respect to NBC and its affiliates, not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in the next preceding paragraph or any Competing Transaction, participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or its subsidiaries for the purpose of, or have any substantive discussions with, any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in the next preceding paragraph or any Competing Transaction, or agree to or endorse any Competing Transaction. Each of the Consenting Stockholders has also agreed, pursuant to their respective Option Agreements, immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any possible Competing
Transactions or any matter described in the next preceding paragraph.

     In addition, pursuant to the Option Agreements, and subject to certain conditions, the Consenting Stockholders have granted NBC options to purchase all, but not part, of the shares of Company Common Stock at any time on or after the earlier of (a) the termination of the Merger Agreement and (b) such time as a permanent injunction or other order, decree or ruling preventing the consummation of the Merger shall have been issued, provided that under no circumstances may the option be exercised more than 60 days after any termination of the Merger Agreement. In the event that NBC exercises its purchase option under any Option Agreement, the obligation of NBC to effect the purchase of shares of Company Common Stock thereunder would be subject to certain conditions set forth in the Option Agreements. If NBC exercises such option (the "Option Purchase"), NBC must propose to the Company a merger on terms substantially the same as those provided for in the Merger Agreement. In addition, NBC must extend an offer to acquire shares of Company Common Stock to the other stockholders of the Company.

     The Option Agreements provide that in the event that, within one year from the date of the Option Agreements, NBC or another subsidiary of GE consummates a transaction pursuant to which it acquires more than 50% of the outstanding Company Common Stock or effects a merger or similar business combination with the Company pursuant to which it acquires all the Company Common Stock (any such transaction, an "Alternate Transaction") and, in respect of any Alternate Transaction, the per share consideration paid to the largest number of stockholders of the Company pursuant to the Alternate Transaction exceeds the Share Consideration (the amount of such excess per share, the "Excess Consideration"), then NBC shall pay to each of the Consenting Stockholders promptly following the consummation of the Alternate Transaction an amount in cash equal to the amount of the Excess Consideration times the number of such Consenting Stockholder's shares purchased pursuant to the Option Agreement.

     If, solely as a result of an acquisition of shares of Company Common Stock by NBC or any other subsidiary of GE, the Company is required to make a Change of Control Offer (as defined in the Indenture referred to below) pursuant to
Section 1010 of the Indenture pursuant to which on the date hereof the Company has issued and outstanding $60 million aggregate principal amount of Senior Subordinated Notes due July 15, 2003 (the "Notes"), as now in effect (the "Indenture"), then, so long as such Change of Control Offer is made in accordance with the terms of the Indenture, NBC shall be obligated, within five business days of the commencement of the Change of Control Offer, to offer to purchase or to cause another person to offer to purchase from the Company on the Change of Control Payment Date (as defined in the Indenture) indebtedness of the Company (a) in an aggregate principal amount equal to the aggregate Repurchase Price of the Notes (as defined in the Indenture) repurchased by the Company on such Change of Control Payment Date pursuant to Section 1010 of the Indenture and (b) with terms, conditions, covenants and other provisions substantially the same as the Notes.

     Also, each Consenting Stockholder has agreed in its Option Agreement that if, between the date of the Option Agreement and the closing date under any Option Purchase, the Company declares, pays or makes any dividend or other distribution of any kind of cash or property on the Company Common Stock, the Consenting Stockholder will receive and hold such cash or property for the benefit of NBC and will deliver such cash or property, with appropriate instruments of transfer, if necessary, to NBC on such closing date (or, in the event of a payment date occurring after the closing date, on the date such payment is received).

                 DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES
                                   OF MERGER

     The receipt of cash for shares of Company Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a stockholder will recognize gain or loss for such purposes equal to the difference between the cash received in connection with the Merger and such stockholder's tax basis for the shares of Company Common Stock such stockholder owned immediately prior to the Effective Time. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the shares of Company Common Stock are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the Effective Time. There are limitations on the deductibility of capital losses.

     The summary of tax consequences set forth above is for general information only. The tax treatment of each stockholder will depend in part upon his or her particular situation. Actual tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired the shares of

Company Common Stock through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire shares of Company Common Stock. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN LAWS.

                  APPRAISAL RIGHTS FOR DISSENTING STOCKHOLDERS

     Under Section 262 of the DGCL ("Section 262"), holders of Company Common Stock who do not wish to accept the Share Consideration to be paid pursuant to the Merger have the right to dissent from the Merger and elect to have the "fair value" of their Company Common Stock judicially determined and paid to them in cash, provided that they comply with the requirements of Section 262.

     The following discussion is not a complete statement of the law relating to appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, which is attached in its entirety as Annex D hereto. THIS DISCUSSION AND ANNEX D SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     The stockholders of the Company who desire to exercise their appraisal rights must: (a) hold Company Common Stock on the date of making a demand for appraisal; (b) continuously hold such shares through the Effective Time, (c) not vote in favor of the approval and adoption of the Merger Agreement; and (d) otherwise satisfy all the conditions set forth below.

WITHHOLD VOTE IN FAVOR OF MERGER

     Company stockholders electing to exercise their appraisal rights under
Section 262 ("Appraisal Rights") must not have voted in favor of approval and adoption of the Merger Agreement nor consented thereto in writing pursuant to
Section 228. Those stockholders who executed the Stockholder Consents are not entitled to Appraisal Rights. All other stockholders are entitled to Appraisal Rights, provided that they comply with the steps described below.

NOTICE FROM THE COMPANY

     Not later than 10 days after the Effective Time, the Company will notify each stockholder who has not voted for the approval and adoption of the Merger Agreement of the date the Merger became effective and that Appraisal Rights are available for such stockholder's shares of Company Common Stock. Such notice does not create any rights in the stockholder receiving the same to demand payment for such stockholder's shares. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the Company.

WRITTEN DEMAND

     To exercise Appraisal Rights, a stockholder must deliver a written demand for appraisal of shares to the Company, Attention: Secretary, within 20 days of the mailing of the notice described above.

     A demand for appraisal must be signed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates evidencing shares of Company Common Stock. Such stockholder of record must hold his shares of Company Common Stock continuously through the Effective Time and as of the date of making the demand for appraisal. A person who is a beneficial owner, but not a record owner, of Company Common Stock and who desires to exercise Appraisal Rights cannot do so in his or her own name, but must cause the record owner of such Company Common Stock to take all required action. If the Company Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be signed by the fiduciary. Any person signing a demand for appraisal on behalf of a partnership or a corporation or in any other representative or fiduciary capacity must indicate his title, and, if the Company requests, must furnish written proof of his capacity and his authority to sign the demand. If the Company Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must identify the owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A stockholder who elects to exercise appraisal rights should mail or deliver a written or telegraphic demand to: Secretary, Outlet Communications, Inc., 23 Kenney Drive, Cranston, Rhode Island 02920. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Company Common Stock owned and that the stockholder is thereby demanding appraisal of his or her shares.

RIGHT TO STATEMENT FROM SURVIVING CORPORATION

     Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of Appraisal Rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Company Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Company Common Stock. Such statement must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

FILING SUITS

     Within 120 days after the Effective Time, either the Company or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all stockholders entitled to appraisal, provided that during the first 60 days after the Effective Time any stockholder has the right to withdraw his demand for appraisal and accept the terms offered upon the Merger as provided for in the Merger Agreement.

APPRAISAL

     Within 20 days after the service upon the Company of a copy of a petition filed in the Delaware Court of Chancery demanding an appraisal, the Company is obligated to file in the office of the Register in Chancery a verified list of all stockholders who have demanded appraisal and with whom agreements as to the value of their shares have not been reached by the Company. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition of any such stockholder. The court shall then determine those stockholders entitled to appraisal and appraise the fair value of the shares held by them, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take in account all relevant factors. In Weinberger v. UOP, Inc. et al, decided February 1, 1983, the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger". In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

COSTS OF APPRAISAL

     Stockholders of the Company considering appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the value of the Share Consideration. Costs of the appraisal proceeding may be taxed upon the parties thereto by the court as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears his or her own expenses.

EXPIRATION OF APPRAISAL RIGHTS

     If no petition for an appraisal shall be filed within 120 days after the Effective Time of the Merger, or if such stockholder shall deliver to the Company a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Company, then the right of such stockholder to an appraisal shall cease, and all such stockholders shall be entitled to receive the consideration offered per share of Company Common Stock as provided for in the Merger Agreement by following the procedures described in section 2.02 of the Merger Agreement. Such stockholders shall receive such consideration promptly after such procedures are completed. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                     DESCRIPTION OF FINANCING OF THE MERGER

     Approximately $322.5 million will be required to purchase the shares of Company Common Stock pursuant to the Merger. The Purchaser will receive the necessary funds to purchase the shares of Company Common Stock from NBC and GE. NBC and GE will obtain the required amount from their general corporate funds.

                  INFORMATION CONCERNING NBC AND THE PURCHASER

     NBC and its subsidiaries are principally engaged in furnishing, within the United States, network television services to affiliated television stations, the production of live and recorded television programs, the operation, under licenses from the FCC, of six VHF television broadcasting stations, the operation of cable/satellite networks in the United States, Europe and Asia, and investment and programming activities in multimedia and cable television. The NBC Television Network is one of the major U.S. commercial broadcast television networks and serves more than 200 affiliated stations within the United States. NBC's operations include investment and programming activities in cable television, principally through its ownership of CNBC and America's Talking and equity investments in Arts and Entertainment, Court TV, American Movie Classics, Bravo, Prime Network and regional Sports Channels across the United States. NBC's principal executive offices are located at 30 Rockefeller Plaza, New York, New York 10112.

     The sole stockholder of NBC is National Broadcasting Holding Company, Inc. ("NBC Holding"). NBC Holding is a holding company whose principal asset is the stock of NBC. NBC Holding's principal office is located at 30 Rockefeller Plaza, New York, New York 10112.

     The sole stockholder of NBC Holding is GE. From its founding, GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Over the years, development and application of related and new technologies have broadened considerably the scope of GE's activities. GE's products include, but are not limited to, lamps and other lighting products; major appliances for the home; industrial automation products and components; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear reactors, nuclear powers support services and fuel assemblies; commercial and military aircraft jet engines; materials, including engineered plastics, silicones and cutting materials; and a wide variety of high technology products, including products used in medical diagnostic applications.

     In addition to the services offered by NBC, GE also offers a broad variety of other services including product support services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through a wholly owned subsidiary, General Electric Capital Services, Inc. and its two principal subsidiaries, GE engages in a broad spectrum of financial services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, annuity and mutual fund sales, specialty insurance, and reinsurance. Other services offered include U.S. satellite communications furnished by GE Americom. GE also licenses patents and provides technical know-how related to products it develops, but such activities are not material to GE. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

            PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

     Set forth below is certain information with respect to those persons known to the Company to be the beneficial owners of more than 5% of the shares of Company Common Stock outstanding as of August 2, 1995. For information concerning share ownership of directors and executive officers of the Company, none of whom beneficially owns more than 5% of the Company Common Stock, see "DESCRIPTION OF INTERESTS OF MANAGEMENT AND AFFILIATES IN THE MERGER AGREEMENT".

                                                                 NUMBER              PERCENT
                       BENEFICIAL OWNER                        OF SHARES             OF CLASS
    ------------------------------------------------------  ----------------     ----------------
    MBL Life Assurance Corp...............................      2,135,000              32.4
      520 Broad Street
      Newark, NJ 07102
    Sandler Associates....................................        995,000              15.1
      Sandler Capital Management
      767 Fifth Avenue
      New York, NY 10153
    Gabelli Group Inc. ...................................        916,531              13.9
      (aggregate holdings of affiliates and entities)
      655 Third Avenue
      New York, NY 10017
    The Hartington Trust(a)...............................        626,764               9.5
      P.O. Box 1975
      Morristown, NJ 07962
    The OCI Trust.........................................        331,625               5.0
      P.O. Box 1975
      Morristown, NJ 07962

---------------
(a) As the grantor of such revocable trust, Raymond G. Chambers may, for purposes of the Exchange Act, be deemed to be the beneficial owner of the shares of Company Common Stock held by such trust. Additionally, as co-trustees of such trust, Kurt T. Borowsky and David J. Roy may, for purposes of the Exchange Act, be deemed to be the beneficial owners of the shares of Company Common Stock held by the such trust.

     On August 2, 1995, MBL Life Assurance Corp., The Hartington Trust and The OCI Trust, along with certain other stockholders of the Company, entered into the Option Agreements with NBC granting NBC the right, subject to certain conditions, to purchase their shares of Company Common Stock and granting NBC an irrevocable proxy to vote their shares of Company Common Stock. Such options are not currently exercisable. For additional information concerning the Option Agreements, see "DESCRIPTION OF THE OPTION AGREEMENTS".

MARKET FOR COMMON STOCK AND DIVIDENDS

     The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices for Company Common Stock as reported on NASDAQ.

                                  1ST QUARTER      2ND QUARTER      3RD QUARTER      4TH QUARTER
                                  ------------     ------------     ------------     ------------
                                  HIGH     LOW     HIGH     LOW     HIGH     LOW     HIGH     LOW
                                  ----     ---     ----     ---     ----     ---     ----     ---
    1995........................   30 5/8  16  1/2  39      29  1/4  46 1/2  39  7/8  47 1/4  45  7/8
    1994........................   10 1/2   9       14       9  1/4  15 1/2  13       18 1/4  14
    1993........................    6       4  1/2   6 3/4   4  1/4   9 1/2   6  1/2  10 1/2   8

     On June 29, 1995, the last full day of trading prior to the announcement of the Renaissance Merger Agreement, the closing sale price as reported by NASDAQ was $38 per share of Company Common Stock. On July 28, 1995, the last full day of trading prior to the announcement of NBC's offer to acquire the Company, the closing sale price as reported by NASDAQ was $41 7/8 per share of Company Common Stock. On August 1, 1995, the last full day of trading prior to execution of the Merger Agreement, the closing sale price as reported by NASDAQ was $46 per share of Company Common Stock. On January 8, 1996, the closing sale price reported by NASDAQ was $46 5/8 per share of Company Common Stock. No dividends have been paid on the Company Common Stock.

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The following table presents selected consolidated financial data of the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990. The comparability of the data in the following table is affected by dispositions of broadcast stations including two radio stations and two UHF television stations that were sold in 1990. Also, net income in 1993 includes the cumulative effect of a change in method of accounting for income taxes in the amount of $4,434,000 and an extraordinary loss for debt extinguishment of $1,826,000. The Company has not paid cash dividends on its capital stock during any of the periods presented below.

                                        1994         1993         1992         1991         1990
                                      --------     --------     --------     --------     --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue.........................  $ 59,442     $ 46,952     $ 45,153     $ 39,434     $ 55,662
Operating income....................    20,175       12,428       10,297        2,232        6,388
Income (loss) before non-recurring
  items and income taxes............    11,229        2,342       (2,825)     (12,643)      (9,532)
Net income (loss)...................    10,569        4,634       (1,552)      (9,265)       6,112
Net income (loss) per share.........      1.61          .71         (.24)       (1.41)         .93
Total assets........................   129,928      117,611      126,646      143,029      156,370
Long-term debt, excluding current
  maturities........................    75,000       79,500       87,447       95,961       91,855
Other long-term liabilities.........    15,098       13,392       18,085       18,933       24,154
Stockholders' equity................    16,404        5,785        1,113        2,665       11,930

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the SEC are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

          (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

          (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995.

          (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995.

          (5) The Company's Current Report on Form 8-K dated July 11, 1995.

          (6) The Company's Current Report on Form 8-K dated August 16, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed documents that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement. The Company will provide, without charge, to each person to whom a copy of this Information Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Joanne Schenck, Secretary, Outlet Communications, Inc., 23 Kenney Drive, Cranston, Rhode Island 02920; (401) 455-9200.

                                  ACCOUNTANTS

     The accounting firm of Ernst & Young LLP provides various services to the Company and its subsidiaries in addition to audit services.

                                          By Order of the Board of Directors,

                                          JOANNE SCHENCK
                                          Secretary

January 9, 1996

ANNEX A  --   Merger Agreement
ANNEX B  --   Form of Option Agreement
ANNEX C  --   Fairness Opinion of Goldman, Sachs & Co.
ANNEX D  --   Section 262 of Delaware General Corporation Law (appraisal rights)

                                                                         ANNEX A

     MERGER AGREEMENT dated as of August 2, 1995 (the "Agreement"), among NATIONAL BROADCASTING COMPANY, INC., a Delaware corporation ("Parent"), CO ACQUISITION CORPORATION, a Delaware corporation ("Parent Sub"), and a wholly owned subsidiary of Parent, and OUTLET COMMUNICATIONS, INC., a Delaware corporation (the "Company").

     WHEREAS, Parent Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into the Company (the "Merger"); and

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the holders of Common Stock (as hereinafter defined) and (ii) approved this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and has approved this Agreement and the transactions contemplated hereby;

     WHEREAS, Parent has informed the Company that immediately following the execution and delivery of this Agreement by the parties hereto, Parent contemplates that stockholders of the Company holding a majority of the outstanding shares of its voting common stock will enter into Consent and Voting/Conditional Option Agreements (collectively, the "Voting Agreements") with Parent, pursuant to which such stockholders will agree to vote for and/or consent to the adoption and approval of this Agreement and the Merger, grant to Parent an option to purchase the shares of the Common Stock owned by such stockholder and take and refrain from taking certain other actions as set forth therein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Parent Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Parent Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Outlet Communications, Inc.

     SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Parent Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Parent Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04. Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws, respectively, of the Surviving Corporation.

     SECTION 1.05. Directors and Officers. The directors of Parent Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Parent Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06. Closing. (a) The closing (the "Closing") of the Merger will take place at the offices of Simpson Thacher & Bartlett, New York, New York at 10:00 a.m., local time, on a date to be mutually agreed upon by Parent and the Company, which date shall be no later than the fifth business day following the date upon which the last to occur of the conditions set forth in Article VII is fulfilled or duly waived.

     (b) Subject to the satisfaction or waiver of each of the conditions set forth in Article VII, at the Closing, (i) the closing certificates and other documents required by Article VII shall be delivered, and (ii) the appropriate officers of the Company shall execute and acknowledge the Certificate of Merger.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent Sub, the Company or the holders of any of the following securities:

          (a) Subject to the other provisions of this Section 2.01, each share of Class A Common Stock, par value $.01 per share ("Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares described in Section 2.01(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $47.25 in cash, without interest (the "Per Share Amount"). All such shares of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Per Share Amount as described below. The holders of certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing shares of Common Stock shall be exchanged for the Per Share Amount multiplied by the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.02, without interest;

          (b) Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

          (c) Each share of Common Stock, par value $.01 per share, of Parent Sub ("Parent Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.02. Payment. (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank theretofore designated by the Company and Parent (the "Paying Agent"), for the benefit of the holders of shares of Common Stock, for payment in accordance with this
Article II, through the Paying Agent, cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Effective Time, (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 2.01(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

     (b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate that immediately prior to the Effective

Time evidenced outstanding shares of Common Stock (the "Certificates") a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.01(a) (the "Merger Consideration"), and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this
Section 2.02, each Certificate shall represent for all purposes only the right to receive the consideration set forth in Section 2.01(a), without any interest thereon.

     (c) No Further Rights in Common Stock. All cash paid upon conversion of the shares of Common Stock in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.05, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock.

     (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Common Stock for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Common Stock that have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

     (e) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.03. Options. Parent and the Company shall take all action necessary to (i) terminate the Company's 1992 Stock Incentive Plan, as amended to the date of this Agreement (the "1992 Stock Plan"), effective as of the close of business on the day after the Effective Time, (ii) provide that each outstanding employee stock option or "Restricted Share" award to purchase shares of Common Stock granted under the 1992 Stock Plan (an "Option") shall become fully vested, whether or not previously vested, immediately prior to the Effective Time and (iii) provide that, with respect to any such Option that is outstanding immediately prior to the Effective Time, such Option shall be cancelled as of the close of business on the day after the Effective Time and the holder shall be entitled to receive from the Surviving Corporation, immediately after the Effective Time, an amount in cash in cancellation of such Option equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Option, multiplied by the number of shares of Common Stock to which the Option remains unexercised. Any such payment shall be subject to all applicable Federal, state and local tax withholding requirements.

     SECTION 2.04. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates for shares of Common Stock presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be converted into the Merger Consideration.

     SECTION 2.05. Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares of Common Stock.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Parent Sub that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have a Company Material Adverse Effect (as hereinafter defined). The term "Company Material Adverse Effect" as used in this Agreement means any change or effect (other than a change or effect relating to the industry of the Company, the financial markets or the economy generally) that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, business, operations, earnings or prospects of the Company and its subsidiaries, taken as a whole.

     (b) Section 3.01 of the Company Disclosure Schedule sets forth a complete and correct list of all the Company's directly or indirectly owned subsidiaries, together with (i) the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by each holder of such stock, and (ii) indication of whether each such subsidiary is a "Significant Subsidiary" (as hereinafter defined).

     SECTION 3.02. Certificates of Incorporation and By-Laws. The Company has heretofore furnished to Parent complete and accurate copies of the Certificates of Incorporation and the By-Laws, in each case as amended or restated to the date of this Agreement, of the Company and each of its subsidiaries.

     SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company, as of immediately prior to the Effective Time, will consist of (i) 10,000,000 shares of Common Stock; (ii) 1,879,375 shares of Class B Common Stock, par value $.01 per share, and (iii) 1,000,000 shares of Preferred Stock, no par value. As of the date of this Agreement, (i) 6,579,631 shares of Common Stock (none of which is subject to preemptive rights created by statute, the Company's Certificate of Incorporation or By-Laws or any agreement to which the Company is a party or is bound), no shares of Class B Common Stock, and no shares of Preferred Stock are issued and outstanding, (ii) no shares of Common Stock are held in the treasury of the Company; (iii) 272,469 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted pursuant to the 1992 Stock Plan, (iv) no shares of Common Stock are issued and outstanding as "Restricted Shares" under the 1992 Stock Plan, and (v) no "Limited Rights" are issued and outstanding under the 1992 Stock Plan. Each of the outstanding shares of capital stock of the Company and each of its subsidiaries is duly authorized and validly issued, fully paid and nonassessable, and such shares owned by the Company or another subsidiary of the Company are owned free and clear of all liens, claims, encumbrances, security interests or other charges ("Encumbrances"), except for such Encumbrances as would not have a Company Material Adverse Effect.

     (b) Immediately prior to the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries, by sale or otherwise. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise reacquire any shares of Common Stock or the capital stock of any subsidiary of the Company; or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. As of the date of this Agreement, none of the Company or any of its subsidiaries directly or indirectly owns, or has agreed to purchase or otherwise acquire, the capital stock of, or any interest convertible into or exchangeable or exercisable for, the capital stock of any corporation, partnership, joint venture or other business association or entity. Except for any agreements, arrangements or commitments between the Company and any of its subsidiaries or between such subsidiaries, there are no material agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other material agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

     (c) The Company has made available to Parent complete and accurate copies of the 1992 Stock Plan and the forms of agreements related to Options and Restricted Shares awarded pursuant to the 1992 Stock Plan, including all amendments thereto.

     SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Parent Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by the availability of equitable remedies. Prior to the execution of this Agreement, the Company has taken all necessary corporate action to permit this Agreement and the Merger to be approved immediately following execution of this Agreement by the written consent of the holders of a majority of the outstanding Common Stock.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries, (ii) conflict with or violate any Federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for any thereof that would not have a Company Material Adverse Effect. The Board of Directors of the Company has taken all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and by each Voting Agreement, to ensure that Section 203 of Delaware Law does not, or will not, apply to the transactions contemplated by this Agreement or by the Voting Agreements.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entity"), based on the Laws of any Governmental Entity, except (i) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Communications Act of 1934, as amended (the "Communications Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(the "HSR Act"); (ii) the filing and recordation of the Certificate of Merger as required by Delaware Law; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

     SECTION 3.06. Reports; Financial Statements. (a) Since June 30, 1992, (i) the Company and Outlet Broadcasting, Inc., a Rhode Island corporation ("Broadcasting") have filed all forms, reports, statements, schedules and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC"), including, without limitation, (I) all Annual Reports on Form 10-K,
(II) all Quarterly Reports on Form 10-Q, (III) all Current Reports on Form 8-K,
(IV) all other forms, reports, statements, schedules and other documents required to be filed, and (V) all amendments and supplements to all such forms, reports, statements, schedules and other documents (collectively, the "Company SEC Reports"); (B) any other applicable state securities authorities, and (C) the Federal Communications Commission (the "FCC") and (ii) the Company and Broadcasting and their respective subsidiaries have filed all forms, reports, statements, schedules and other documents required to be filed with any other applicable Federal or state regulatory authorities, except where the failure to file any such forms, reports, statements, schedules or other documents would not have a Company Material Adverse Effect (all such forms, reports, statements, schedules and other documents in clauses (i) and (ii) of this Section 3.06(a) being referred to herein, collectively, as the "Company Reports"). The Company Reports, including all Company Reports filed after the date hereof and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Company SEC Reports, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports), and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, to the extent that the foregoing relates to facts or omissions regarding persons other than the Company and its affiliates, such representation and warranty is being made to the Company's knowledge.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
(A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Company SEC Reports filed prior to the date hereof, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of the Company and its subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of the Company and its subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     SECTION 3.07. Undisclosed Liabilities. As of the date of this Agreement, none of the Company or any of its subsidiaries has, to the knowledge of the Company, any material liability (whether accrued, absolute, contingent or otherwise) that is required to be reflected on the financial statements (or the notes thereto) of the Company in accordance with generally accepted accounting principles, other than liabilities (a) reflected or reserved against in the consolidated balance sheets included in the Company's Form 10-Q for the quarter ended March 31, 1995, and Form 10-K for the year ended December 31, 1994 (the "Balance Sheets") (or in the notes thereto), (b) with respect to matters disclosed in the Company Disclosure Schedule or excluded from the coverage of any of the representations, warranties or covenants herein, (c) that are covered by enforceable insurance, indemnification, contribution or comparable arrangements, (d) under the Laws of any jurisdiction, except for violation of any such Laws that would have a Company Material Adverse Effect, (e) under any contract or instrument, other than liabilities arising out of breaches of such contracts or instruments that would have a Company Material Adverse Effect, (f) under this Agreement, the Renaissance Merger Agreement (as hereinafter defined) or any agreement entered into in connection herewith, (g) with respect to matters addressed in Sections 3.13, 3.16 and 3.19 (which shall be governed solely by the terms of such Sections), and (h) incurred or arising in the ordinary course of business of the Company or such subsidiary since March 31, 1995.

     SECTION 3.08. Material Contracts. Section 3.08 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all (a) written employment, severance, termination, consulting (to the extent any thereof involve annual payments of at least $25,000 or are not terminable on less than 366 days' notice without material penalty) and retirement agreements to which the Company or any of its subsidiaries is a party, (b) written collective bargaining agreements to which the Company or any of its subsidiaries is a party, (c) written agreements that require aggregate future payments by or to the Company or any of its subsidiaries of more than $500,000 that are not terminable by the Company or any of its subsidiaries on less than 366 days' notice without material penalty (other than purchase orders and advertising sales contracts entered into in the ordinary course of business), (d) written agreements containing covenants limiting the freedom of the Company or any of its subsidiaries to compete with any person in any line of business or in any area or territory, (e) license agreements involving annual payments in excess of $500,000, (f) indentures, mortgages and notes or other debt instruments evidencing indebtedness (other than purchase money indebtedness) in excess of $1,000,000, (g) material agreements of the Company or any of its subsidiaries with any shareholder or director of the Company, (h) agreements of the Company involving payments in excess of $500,000 containing any provisions with respect to a "change in control" of the Company, and (i) agreements under which the Company or any of its subsidiaries has advanced or loaned any amount in excess of $50,000 to any of its directors, officers or employees (collectively, the "Material Contracts"). Except as would not have a Company Material Adverse Effect, (a) the Company and its subsidiaries are not in default under any of the Material Contracts, and (b) to the Company's knowledge, the other parties thereto are not in default and the Material Contracts are valid and binding obligations of the other parties thereto, in accordance with their terms.

     SECTION 3.09. FCC Licenses; Station Operation. Except for such matters as would not have a Company Material Adverse Effect, (a) to the Company's knowledge, it is operating the Licensed Stations (as hereinafter defined) in accordance with generally accepted industry practice, in compliance with the terms of the FCC Licenses (as hereinafter defined), and in compliance with the Communications Act and all applicable rules, regulations and policies of the FCC (collectively, the "FCC Rules and Regulations"); (b) the Company has filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Licensed Stations and has timely paid all FCC regulatory fees with respect thereto; (c) all FCC Licenses used or useful in connection with the ownership and operation of the Licensed Stations as commercial broadcast television stations are valid and in full force and effect;
(d) no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses and, to the Company's knowledge, there is not now before the FCC any investigation or complaint against the Company relating to the Licensed Stations; (e) there is no proceeding pending before the FCC (other than proceedings affecting the broadcast industry generally), and there is no outstanding notice of violation from the FCC, relating to the Licensed Stations; (f) to the Company's knowledge, there is no reasonable basis for the initiation or issuance by the FCC of any investigation, proceeding or notice of violation with respect to the Licensed Stations and there is no reasonable basis on which any third party could file such a complaint, which could reasonably be expected to prevent FCC approval of the FCC Application (as defined in Section 6.03); (g) to the Company's knowledge, no event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation or termination of any FCC License or the imposition of any restriction or limitation on the operation of the Licensed Stations; and (h) no judgment, decree, order or notice of violation has been issued by any Governmental Entity which permits, or would permit, revocation, modification or termination of any FCC License or which results, or could result, in any impairment of any rights thereunder.

     SECTION 3.10. Permits. (a) Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, the "Company Permits"), that are necessary to own, lease and operate the properties of the Company and its subsidiaries and to carry on their business as they or it are or is owned, leased, operated or carried on, except, in each case, where the failure to possess such Company Permits would not have a Company Material Adverse Effect. The Company Permits are in full force and effect and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits, except, in each case, where the failure to possess, or the suspension or cancellation of, such Company Permits would not have a Company Material Adverse Effect.

     SECTION 3.11. Properties. Each of the Company and its subsidiaries has good, valid and, in the case of real property, marketable fee simple, title to all the material assets and properties that it owns and that are reflected on the Balance Sheets (except for assets and properties sold, consumed or otherwise disposed of by them since the dates thereof), and such assets and properties are owned free and clear of all Encumbrances, except for (a) liens for taxes and assessments not yet due and payable or for taxes the validity of which is being contested in good faith, (b) Encumbrances to secure indebtedness reflected on the Balance Sheets or indebtedness (including purchase money indebtedness) incurred in the ordinary course of business and consistent with past practice after the date thereof, (c) mechanic's, materialmen's and other Encumbrances that have arisen in the ordinary course of business and (d) imperfections of title and Encumbrances the existence of which do not have a Company Material Adverse Effect. All the material buildings, structures, equipment and other tangible assets of the Company and its subsidiaries (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business of the Company.

     SECTION 3.12. Intellectual Property. Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all patents, patent applications, trademarks, trade names, service marks and other intellectual property (the "Intellectual Property") owned, used or licensed by or to the Company and pertaining to the business of the Company, which is all the Intellectual Property necessary to conduct the business of the Company, except for Intellectual Property, the lack of which would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, to the Company's knowledge, the rights of the Company in or to such Intellectual Property do not conflict with or infringe on the rights of any other person, and the Company has not received any claim or notice from any person to such effect.

     SECTION 3.13. Taxes. Except for such matters as would not have a Company Material Adverse Effect, (a) the Company and its subsidiaries have filed or will timely file all returns and reports required to be filed prior to the Effective Time by them with any taxing authority with respect to Taxes (as hereinafter defined) for any period ending on or before the Effective Time, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against the Company or its subsidiaries, and (d) no consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been filed with respect to the Company or any of its subsidiaries. As of the date of this Agreement, there are no examinations of Federal income tax returns of the Company currently being conducted by the Internal Revenue Service.

     SECTION 3.14. Compliance. To the Company's knowledge, none of the Company or any of its subsidiaries is in default or violation of (a) any Law applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or (b) any of the Company Permits, except for any such defaults or violations that would not have a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible defaults or violations of Laws by the Company or any of its subsidiaries, except, in each case, for written notices relating to possible defaults or violations that would not have a Company Material Adverse Effect or have been resolved.

     SECTION 3.15. Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, during the period commencing

January 1, 1995, and ending on the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any material damage, destruction or loss (not covered by insurance) with respect to any material assets of the Company or any of its subsidiaries that has resulted in a Company Material Adverse Effect; (b) any material change by the Company or its subsidiaries in their accounting methods, principles or practices; (c) except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company or repurchases of shares of Common Stock from terminated employees pursuant to the 1992 Stock Plan, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Common Stock or the shares of stock of, any subsidiary of the Company or any redemption, repurchase or other reacquisition of any of the Company's equity securities or any of the equity securities of any subsidiary of the Company; (d) any material increase in the benefits under, or the establishment or amendment of, any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any material increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice; or (e) a Company Material Adverse Effect.

     SECTION 3.16. Litigation. As of the date of this Agreement, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations that would not have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for matters that would not have a Company Material Adverse Effect.

     SECTION 3.17. Employee Benefit Plans; Labor Matters. (a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment agreements, personnel policies or fringe benefit plans, policies, programs and arrangements, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and other welfare plans), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans").

     (b) None of the Company or any of its subsidiaries contributes to, has any material obligation to contribute to or otherwise has any material liability or potential material liability with respect to (i) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), (ii) any plan of the type described in Section 4063 and 4064 of ERISA or (iii) any plan that provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code, or applicable state benefit continuation law. None of the Company or any of its subsidiaries has any liability or, to the knowledge of the Company, potential liability with respect to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code that is currently or was formerly maintained by any other current or former member of the controlled group of corporations, trades or businesses (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which the Company or any of its subsidiaries is or was a member that would have a Company Material Adverse Effect.

     (c) Each Company Benefit Plan has been maintained, funded and administered in compliance in all material respects with applicable Law, including, without limitation, ERISA and the Code. None of the

Company or any of its subsidiaries has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that has resulted or could reasonably be expected to result in any material liability to the Company or any of its subsidiaries. No Company Benefit Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such sections of ERISA and the Code, whether or not waived. No material liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for payment of premiums in the ordinary course) has been or is reasonably expected to be incurred with respect to any Company Benefit Plan that is subject to Title IV of ERISA; no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Company Benefit Plan; and the PBGC has not commenced or threatened the termination of any such Company Benefit Plan. None of the assets of the Company or any of its subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; and none of the Company or any of its subsidiaries has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

     (d) Each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Company Benefit Plan and the tax-exempt status of such related trust.

     (e) With respect to each Company Benefit Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all material required contributions for all periods ending prior to or as of the Effective Time (including periods from the first day of the then-current plan year to the Effective Time) have been or will be made or properly accrued.

     (f) With respect to each Company Benefit Plan, the Company has made available to Parent, complete and accurate copies, to the extent applicable, of
(i) all documents embodying or governing such Company Benefit Plan and any funding medium for the Company Benefit Plan, (ii) the 1993 annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the most recent actuarial report, (iv) the two most recent financial statements and (v) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Section 401 or 501(a)(9) of the Code (and pending requests or applications for determinations or approvals).

     (g) The Company and each of its subsidiaries are in compliance with all applicable Laws relating to the employment of personnel and labor, except where a failure to be in compliance would not have a Company Material Adverse Effect.

     (h) Except for such exceptions as do not have a Material Adverse Effect, as of the date of this Agreement, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees; (ii) none of the Company or any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;
(iii) there are no grievances outstanding against the Company or any of its subsidiaries under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its subsidiaries; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     SECTION 3.18. Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company and its subsidiaries are in full force and effect in all material respects. The coverage amounts set forth in such Insurance Policies (subject to applicable deductibles) are not less than the replacement cost of the assets insured by such Insurance Policies. There are no pending material claims against the Insurance Policies by the Company or any of its subsidiaries as to which the insurers have denied material liability.

     SECTION 3.19. Environmental Matters. (a) Except as would not have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Federal, state, local and foreign laws and regulations relating to pollution and the discharge of materials into the environment ("Environmental Laws"), (ii) the Company holds all the permits, licenses and approvals of governmental authorities and agencies necessary for the current use, occupancy or operation of its assets and business under Environmental Laws ("Environmental Permits"), and (iii) the Company is in compliance with all its Environmental Permits.

     (b) The Company has not received any written request for information, or been notified that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state, local or foreign law with respect to any real property owned or leased by it.

     (c) The Company has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with or the cleanup of regulated substances under any applicable Environmental Law.

     (d) None of the real property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the date of this Agreement, or any similar state list of sites requiring investigation or cleanup.

     SECTION 3.20. Brokers. Other than Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.21. Renaissance Merger Agreement. The Board of Directors of the Company has recommended to the stockholders of the Company that the stockholders of the Company approve and adopt this Agreement. The Company has notified Renaissance Communications Corp., a Delaware corporation ("Renaissance"), that it has terminated the Merger Agreement dated as of June 30, 1995 (as such agreement is in effect on the date hereof, the "Renaissance Merger Agreement"), among the Company, Renaissance and Renaissance Communications Acquisition Corp., a Delaware corporation, pursuant to Section 8.01(h) thereof, and such termination became effective prior to the execution of this Agreement.

     SECTION 3.22. Absence of Certain Other Actions. Between June 30, 1995, and the date of this Agreement (inclusive), neither the Company nor any of its subsidiaries has taken, or agreed to take, any action that would constitute a breach of Section 5.02 (other than Section 5.02(l)) if taken after the date of this Agreement.

     SECTION 3.23. Renaissance Documentation. As of the date of this Agreement, there are no written agreements between Outlet and Renaissance other than the Renaissance Merger Agreement and the Confidentiality Agreement referred to therein.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB

     Except as set forth in the disclosure schedule delivered by Parent and Parent Sub to the Company concurrent with the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Parent Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and Parent Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The term "Parent Material Adverse Effect" as used in this Agreement means any change or effect (other than a change or effect relating to the industry of Parent, the financial markets or the economy generally) that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, business, operations, earnings or prospects of Parent and its subsidiaries, taken as a whole.

     SECTION 4.02. Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and accurate copy of the Certificate of Incorporation and the By-Laws, as amended or restated to the date of this Agreement, of each of Parent and Parent Sub.

     SECTION 4.03. Authority. (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

     (b) Parent Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent Sub. The execution and delivery of this Agreement by Parent Sub and the consummation by Parent Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by Parent Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent Sub, enforceable against Parent Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by the availability of equitable remedies. Parent, as the sole stockholder of Parent Sub, has duly approved and adopted this Agreement in accordance with Delaware Law.

     SECTION 4.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance of this Agreement by Parent and Parent Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent, Parent Sub or any of Parent's subsidiaries, (ii) conflict with or violate any Laws applicable to Parent, Parent Sub or any of Parent's subsidiaries or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on any of the properties or assets of Parent, Parent Sub or any of Parent's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Parent Sub or any of Parent's subsidiaries is a party or by which Parent, Parent Sub or any of Parent's subsidiaries or any of their respective properties is bound, except for any thereof that would not have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance of this Agreement by Parent and Parent Sub will not, require Parent or Parent Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the Laws of any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, the Communications Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent Parent or Parent Sub from performing its obligations under this Agreement and would not have a Parent Material Adverse Effect.

     SECTION 4.05. Ownership of Parent Sub; No Prior Activities. Parent Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the financing thereof and except for this Agreement and any other agreements or arrangements contemplated by this Agreement or related to the financing of the transactions contemplated hereby, Parent Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.06. Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve any of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Parent Sub is the only vote of the holders of any class or series of Parent Sub capital stock necessary to approve any of the transactions contemplated hereby.

     SECTION 4.07. Financing. (a) Parent and its affiliates have, and at the Effective Time Parent will have, funds in an amount sufficient to (i) consummate the Merger (and make all the payments contemplated by Article II), (ii) pay all related fees and expenses, including, without limitation, the fee of $6.5 million which the Company is required to pay Renaissance under the Renaissance Merger Agreement upon consummation of the Merger, (iii) permit Broadcasting to comply with paragraph 4 of the 1988 Agreement (as hereinafter defined), (iv) permit the Company to comply with Section 5 of the Babb Agreement (as hereinafter defined), and (v) provide adequate working capital for the operation of the Company as of the Effective Time.

     (b) Parent and Parent Sub have no reason to believe that they are not financially qualified under applicable FCC requirements to acquire and exercise control over the Company as contemplated under this Agreement and are not aware of any matters or relationships involving the Parent or Parent Sub or any of their affiliates that could reasonably be expected to cause the FCC to disapprove the transfer of control of the Company contemplated hereunder or to designate the FCC Application (as defined in Section 6.03(a)) for evidentiary hearing.

     SECTION 4.8. Brokers. Except for Allen & Company Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Parent Sub.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; provided, however, that in the event the Company deems it necessary to take certain actions that would otherwise be proscribed by clauses (a) - (d) of this Section 5.01, the Company shall consult with Parent and Parent shall consider in good faith the Company's request to take such action and not unreasonably withhold or delay its consent for such action.

     SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement and except as set forth in Section 5.02 of the Company Disclosure Schedule, or otherwise consented to in writing by Parent, from the date hereof until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

          (a) (i) increase the periodic compensation payable to or to become payable to any director or executive officer of the Company or any of its subsidiaries, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement and "stay" bonuses which do not exceed $200,000 in the aggregate) to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its subsidiaries involving an annual payment of more than $100,000 and not terminable on or before the Closing (other than employment, severance or similar agreements entered into with the consent of Parent, which consent shall not be unreasonably withheld or delayed); or (iii) adopt any employee benefit plan or arrangement, except as may be required by applicable Law or pursuant to any collective bargaining agreement between the Company or any of its subsidiaries and their respective employees;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock of the Company;

          (c) (i) redeem, repurchase or otherwise reacquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Options referred to in Section 3.03 in accordance with their terms); (ii) effect any reorganization or recapitalization of the Company; or (iii) split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

          (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Options and except for the issuance of options to employees with the consent of Parent); or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice) in the case of asset purchases which are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and with the Company's 1995 Capital Plan;

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries except for the grant of purchase money security interests and dispositions in the ordinary course of business and consistent with past practice;

          (g) propose or adopt any amendments to its Certificate of Incorporation or, as to its By-Laws, any amendments that would have an adverse impact on the consummation of the transactions contemplated by this Agreement or would be adverse to Parent's interests;

          (h) (A) change any of its methods of accounting in effect at March 31, 1995, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $250,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1993, except, in the case of clause (A) or clause (B), as may be required by Law or generally accepted accounting principles;

          (i) incur any obligation for borrowed money other than purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business under existing loan agreements or capitalized leases, or prepay, before the scheduled maturity thereof, any of its long-term debt;

          (k) agree in writing or otherwise to do any of the foregoing;

          (l) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Parent of all relevant terms of any such inquiries and proposals received by the Company or any of its subsidiaries, or by any such officer, director or representative, relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered to Parent a copy of such inquiry or proposal; provided, however, that prior to such time as the stockholders of the Company shall have adopted and approved this Agreement in accordance with Delaware Law, nothing contained in this subsection (l) shall prohibit the Board of Directors of the Company from
     (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by Delaware Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (C) prior to furnishing such information to such person or entity, the Company receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined), and (D) the Company keeps Parent informed, on a current basis, of the status of any such discussions or negotiations; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (a) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement);
     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company; (d) any person shall have acquired, after the date hereof, beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed that beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of capital stock of the Company; or (e) any public announcement of a proposal, plan or intention to do any of the foregoing;

          (m) except in the ordinary course of business and consistent with prior practice or with the consent of Parent (which shall not be unreasonably withheld or delayed), enter into, renew, renegotiate, modify, amend or terminate any time sales contracts involving an annual payment of more than $100,000;

          (n) except in the ordinary course of business and consistent with prior practice or with the consent of Parent (which shall not be unreasonably withheld or delayed), enter into, amend or modify any contract involving an annual payment of more than $100,000 under which the Company is authorized to broadcast programming; or

          (o) settle or compromise, or permit any settlement or compromise of, any claim, action, proceeding or litigation relating to this Agreement, the Renaissance Merger Agreement or the transactions contemplated hereby or thereby brought against the Company or any of its subsidiaries, or against any of its or their respective officers or directors or any other person or entity indemnified by the Company or any of its subsidiaries, without the prior written consent of Parent (it being agreed that, in connection with any such claim, action, proceeding or litigation, the Company shall keep Parent informed on a current basis and consult with Parent with respect to the conduct of such litigation).

     SECTION 5.03. Access and Information. Subject to confidentiality agreements to which the Company or any of its subsidiaries is a party, the Company shall, and shall cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents, lenders (including representatives of any lenders) and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent.

     SECTION 5.04. Confidentiality. The parties hereto will comply or will cause their respective affiliates to comply with all their respective obligations under the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"). The Company agrees to not use, and to keep confidential, any information provided to it by Parent or its subsidiaries (and cause its employees, lenders and advisors to do the same) to the same extent and under the same covenants as provided in the Confidentiality Agreement with respect to Parent's treatment of the Company's confidential information.

     SECTION 5.05. Certain Obligations. (a) At the Effective Time, Parent will cause the Surviving Corporation to discharge its obligations under Section 5(d) of the Babb Agreement.

     (b) The Company shall pay to Renaissance any and all amounts due to Renaissance pursuant to Section 8.05(b) of the Renaissance Merger Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Stockholder Approval. Unless this Agreement shall be approved and adopted by the stockholders of the Company by written consent in lieu of a stockholders' meeting, the Company shall, promptly after the date of this Agreement, take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting"), to approve and adopt this Agreement. Unless this Agreement shall be approved and adopted by the stockholders of the Company by written consent in lieu of a stockholders' meeting, the Company shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement, unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel.

     SECTION 6.02. Information or Proxy Statement. (a)(i) If this Agreement shall be adopted and approved by the stockholders of the Company by written consent in lieu of a stockholders' meeting, as promptly as practicable thereafter, the Company shall prepare and file with the SEC an information statement (the "Company Information Statement") pursuant to Rule 14c-2 under the Exchange Act. The Company shall use its reasonable efforts to cause the Company Information Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable. In addition, as promptly as practicable after such approval by written consent, the Company shall prepare a notice pursuant to Section 228(d) of Delaware Law (the "Notice"). The Company shall mail the Company Information Statement and the Notice to its stockholders as promptly as practicable after the Company Information Statement is "cleared" by the SEC for mailing to the stockholders of the Company. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. Parent shall have the right to review the Company Information Statement before it is filed with the SEC.

     (ii) Unless this Agreement shall be adopted and approved by the stockholders of the Company by written consent in lieu of a stockholders' meeting, as promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement in connection with the matters to be considered at the Company Stockholders' Meeting (the "Company Proxy Statement"). The Company shall use its reasonable efforts to cause the Company Proxy Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable and shall mail the Company Proxy Statement to its stockholders as promptly as practicable thereafter. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. The Company Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of approval and adoption of this Agreement, unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel. Parent shall have the right to review the Company Proxy Statement before it is filed with the SEC.

     (b) The information supplied by Parent for inclusion in the Company Information Statement or the Company Proxy Statement shall not, at the date the Company Information Statement or the Company Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting, if any, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its affiliates, or its or their respective officers or directors, should be discovered by Parent that should be set forth in a supplement to the Company Information Statement or the Company Proxy Statement, Parent shall promptly inform the Company.

     (c) All information contained in the Company Information Statement or the Company Proxy Statement (other than information provided by Parent for inclusion therein) shall not, at the date the Company Information Statement or the Company Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting, if any, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or to its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Company Information Statement or the Company Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 6.03. FCC Application. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare an appropriate application for FCC consent, and such other documents as may be required, with respect to the transfer of control of the Company to Parent (the "FCC Application"). Not later than the tenth business day following execution, Parent shall deliver to the Company its completed portion of the FCC Application. Not later than the twelfth business day following the execution, the Company shall file, or cause to be filed, the FCC Application. Parent and the Company shall prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC consent as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither Parent nor the Company shall have terminated this Agreement pursuant to Section 8.01, Parent and the Company shall jointly request one or more extensions of the effective period of such grant. Neither Parent nor the Company shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application.

     (b) Parent and the Company shall each pay one-half of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Application. Parent and the Company shall each oppose any request for reconsideration or judicial review of the granting of approval of the FCC Application. The Company shall pay any cost incurred in connection with complying with the FCC notice and advertisement requirements in connection with the transfer of control of the Company.

     (c) Prior to FCC grant of the FCC Application, Parent, its employees and agents, shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of any of Company's broadcast stations, and such operations shall be the sole responsibility of and in the complete discretion of the Company.

     SECTION 6.04. Other Appropriate Action; Consents; Filings. (a) The Company and Parent shall each use their reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents or approvals with respect to the Merger the absence of which would result in a Company Material Adverse Effect (it being understood that obtaining
(i) any thereof that are referred to in Section 7.01(a) or listed on Exhibit 7.02(c) shall be a condition to Parent's obligation to consummate the Merger, and (ii) any thereof that are not referred to in Section 7.01(a) or are not listed on Exhibit 7.02(c) shall not be a condition to Parent's obligation to consummate the Merger), (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act, and
(C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents (except those filed in connection with the HSR Act) to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Company Proxy Statement) in connection with the transactions contemplated by this Agreement.

     (b) Each of the Company and Parent agree to cooperate and use their reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing any necessary administrative or judicial appeal or legislative action.

     SECTION 6.05. Public Announcements. Unless otherwise required by applicable Law or stock exchange or NASDAQ requirements, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 6.06. Indemnification. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or By-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement or the Renaissance Merger Agreement), unless such modification is required by Law.

     Parent will not permit the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of any of the Company's subsidiaries on the date of this Agreement to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under any such Certificate of Incorporation or By-laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

     (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement or the Renaissance Merger Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law). Parent hereby guarantees the Surviving Corporation's obligations pursuant to this Section 6.06(b).

     (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Parent and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.06, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.06, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to such Indemnified Parties), a conflict on any significant issue between the positions of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

     (d) Parent shall cause to be maintained in effect for not less than five years after the Effective Time (except to the extent not generally available in the market) the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Parent may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

     (e) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Parent Sub and the Surviving Corporation and their respective successors and assigns.

     SECTION 6.07. Obligations of Parent Sub. Parent shall take all action necessary to cause Parent Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.08. Investigation. Parent acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company, (b) has been furnished with or given adequate access to such information about the Company as it has requested, and (c) it will not assert any claim against any of the Company's officers, directors, employees, agents, stockholders, affiliates, advisors or other representatives, or hold any of such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company or such persons concerning the Company. Parent acknowledges and agrees that none of the Company's stockholders, officers, directors, employees, agents, affiliates, advisors or other representatives have made, or are making, any representations or warranties with respect to the Company, this Agreement, or any of the transactions contemplated hereby.

     SECTION 6.09. Certain Agreements. Parent agrees to comply with paragraph 10 of each Voting Agreement. Parent agrees not to amend, waive, change or otherwise modify any of the provisions of the Voting Agreements to the extent that any thereof would adversely affect the Company.

     SECTION 6.10. FCC Approval. Parent has determined in good faith that this Agreement and the Voting Agreements can be entered into and implemented pursuant to their terms, without filing any application with the FCC seeking its consent or approval, except as set forth in Section 6.03 or as contemplated by Section 5(b)(iv)(E) of each Voting Agreement. Parent hereby agrees to indemnify the Company from and against any damages should the FCC impose any fine, forfeiture or other sanction against the Company in connection with the implementation of this Agreement and the Voting Agreements pursuant to their terms and conditions.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) FCC Approval. The FCC shall have issued a Final Order (as hereinafter defined) approving the FCC application, and such Final Order shall include the granting of such waivers, if any, of the FCC Rules and Regulations as may be necessary to permit the consummation of the transactions contemplated hereby. All the terms and conditions contained in the Final Order required to be satisfied on or prior to the Closing shall have been satisfied and performed.

          (b) Antitrust. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (c) Litigation, etc. No Governmental Entity or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that then remains in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Stockholder Approval. The holders of a majority of the outstanding shares of Common Stock shall have approved and adopted this Agreement in accordance with Delaware Law and the rules and regulations of NASDAQ.

     SECTION 7.02. Additional Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (i) in the case of any thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and
     (ii) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct, subject to such materiality qualifications or in all material respects, as the case may be, as of such date. Parent shall have received a certificate of the Chief Executive Officer of the Company to such effect.

          (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

          (c) Consents and Approvals. All consents, approvals and authorizations that are described on Exhibit 7.02(c) shall have been obtained.

     SECTION 7.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Parent Sub contained in this Agreement (i) in the case of any thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (ii) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct, subject to such materiality qualifications or in all material respects, as the case may be, as of such date. The Company shall have received a certificate of the Chief Financial Officer of Parent to such effect.

          (b) Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Financial Officer of Parent to that effect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Parent and the Company;

          (b) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that the conditions set forth in

     Section 7.02(a) or Section 7.02(b) would not be satisfied (a "Terminating Company Breach"), provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(b);

          (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (a "Terminating Parent Breach"), provided that, if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(c);

          (d) by either Parent or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03 or 6.04;

          (e) by Parent or the Company, if the Merger shall not have been consummated before the date which is one year from the date hereof, except if the party seeking to terminate the Agreement shall be in breach hereof;

          (f) by Parent or the Company, if the approval and adoption of this Agreement by the stockholders of the Company is not obtained by written consent as provided herein or by the requisite vote by the stockholders of the Company at the Company Stockholders' Meeting;

          (g) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Parent Sub or shall have resolved to do any of the foregoing, or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; and

          (h) by the Company, if prior to such time as the stockholders of the Company shall have adopted and approved this Agreement in accordance with Delaware Law, the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; provided that any termination of this Agreement by the Company pursuant to this Section 8.01(h) shall not be effective until the close of business on the second full business day after notice thereof to Parent.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or Section 9.01, in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Parent Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any breach of this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05. Expenses. (a) Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses.

     (b) In the event that this Agreement shall be terminated pursuant to
Section 8.01(h) and within 12 months thereafter a Competing Transaction shall be consummated, the Company shall pay Parent a fee of $6.5 million in cash.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

     (b) The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Sections 6.06, 6.07 and 6.08 shall survive the Effective Time and those set forth in Sections 5.04, 5.05, 6.08, 6.09, 6.10, 8.02, 8.05 and Article IX hereof shall survive termination.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a)  If to Parent or Parent Sub:
          National Broadcasting Company, Inc.
          30 Rockefeller Center
          New York, New York 10112
          Attention:  Senior Vice President and Chief Financial Officer

          with copies to:

          National Broadcasting Company, Inc.
          30 Rockefeller Center
          New York, New York 10112
          Attention:  General Counsel

     (b)  If to the Company:
          23 Kenney Drive
          Cranston, R.I. 02920
          Attention:  Chief Executive Officer

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "Babb Agreement" means the Employment Agreement dated January 1, 1993, as amended on December 17, 1993, between Outlet Communications, Inc. and James G. Babb, Jr.

          (c) "business day" means any day other than a day on which banks in the City of New York are authorized or obligated to be closed;

          (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "FCC Licenses" means the licenses described in Section 3.09(a) of the Company Disclosure Schedule;

          (f) "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired;

          (g) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

          (h) "Licensed Station" means each of (i) WJAR (TV), Providence, Rhode Island, (ii) WCMH (TV), Columbus, Ohio, and (iii) WNCN (TV) Goldsboro, North Carolina;

          (i) "1988 Agreement" means the Agreement dated as of July 26, 1988, among Bruce G. Sundlun, David E. Henderson, the Company, Broadcasting and the persons and entities listed on the signature pages thereto;

          (j) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (k) "Significant Subsidiary" or "Significant Subsidiaries" means any subsidiary of the Company that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (l) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (m) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, real or personal property, payroll, withholding, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, and transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign its rights hereunder (but not its obligations) to any wholly owned subsidiary of General Electric Company, a New York corporation.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Sections 6.06, 6.07 and 6.08), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.10. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, and each party hereto hereby submits to the exclusive jurisdiction of the Delaware courts sitting in chancery for the resolution of all disputes under this Agreement.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Parent Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            NATIONAL BROADCASTING COMPANY, INC.

                                                      /S/ RICHARD COTTON
                                            By .................................

                                               Name:  Richard Cotton
                                               Title:  Executive Vice President
                                                       and General Counsel

                                            CO ACQUISITION CORPORATION

                                                      /S/ RICHARD COTTON
                                            By .................................

                                               Name:  Richard Cotton
                                               Title:  Secretary

                                            OUTLET COMMUNICATIONS, INC.

                                                      /S/ JAMES G. BABB
                                            By .................................

                                               Name:  James G. Babb
                                               Title:  Chairman, President & CEO

                                                                         ANNEX B

                              CONSENT AND VOTING/

                          CONDITIONAL OPTION AGREEMENT

     CONSENT AND VOTING/CONDITIONAL OPTION AGREEMENT, dated as of
               , 1995, between NATIONAL BROADCASTING COMPANY, INC., a Delaware corporation ("Parent"), and the stockholder of Outlet Communications, Inc., a Delaware corporation (the "Company"), whose name and signature is set forth on the signature page hereof (the "Stockholder").

                                    RECITALS

     The Company, Parent and CO Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Parent Sub") are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which, subject to the terms and conditions of the Merger Agreement, Parent Sub will merge with and into the Company (the "Merger"), and each outstanding share of Company Common Stock, other than shares owned by the Company or Parent or certain of their respective affiliates, will be converted into the right to receive $47.25 in cash, all as more fully set forth in the Merger Agreement.

     As of the date hereof, the Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof (the "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the "Shares").

     In accordance with Section 228 of the Delaware Law, the Stockholder desires to grant the Stockholder's consent to the adoption and approval of the Merger Agreement and the Merger without a meeting of stockholders of the Company.

     The Stockholder and Parent desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger and the Stockholder desires to grant to Parent a conditional option, subject to FCC consent if necessary, to acquire the Shares, upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1. Delivery of Consent. Immediately following the execution and delivery of the Merger Agreement by the parties thereto, the Stockholder shall execute and deliver to the Secretary of the Company a written consent in the form of Exhibit A hereto.

          2. Agreement to Vote. The Stockholder hereby agrees that, from and after the date hereof and until the Expiration Date (as defined in Section
     4), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, and to the extent permitted by applicable law, the Stockholder shall vote (or cause to be voted) or act by written consent with respect to the Shares
     (a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (c) against any Competing Transaction or any other action, agreement or transaction (other than the Merger

     Agreement or the transactions contemplated thereby) that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the Merger or this Agreement, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company or its subsidiaries; (iii) a material change in the policies or management of the Company, except as otherwise agreed to in writing by Parent; (iv) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (v) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company's certificate of incorporation; or (vi) any other material change in the Company's corporate structure or business. The Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Expiration Date to vote or give instructions in any manner inconsistent with clauses (a), (b) or (c) of the preceding sentence.

          3. PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS A TRUSTEE TO BE DESIGNATED BY PARENT, AND ANY SUCCESSOR TRUSTEE, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO THE SHARES IN ACCORDANCE WITH SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SHARES.

          4. Expiration of Proxy. The proxy set forth in Section 3 hereof shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the earlier of the Effective Time and the date which is 360 days following the date hereof or such shorter period as may be dictated by applicable law or FCC policy or regulation (unless extended by the mutual written consent of Parent and the Stockholder).

          5. Conditional Option. (a) The Stockholder hereby grants to Parent an irrevocable option to purchase the Shares, on the terms and subject to the conditions set forth herein, including, but not limited to the consent of the FCC, if required (the "Option").

          (b) (i) The Option may be exercised by Parent, as a whole and not in part, at any time on or after the earlier to occur of (A) the termination, if any, of the Merger Agreement pursuant to the terms thereof or otherwise and (B) such time as a permanent injunction or other order, decree or ruling by any United States federal or state court of competent jurisdiction or by any United States federal or state governmental, regulatory or administrative agency or authority preventing the consummation of the Merger shall have been issued, provided that the Option may not be exercised on any date after the 60th day following the occurrence of the event specified in clause (A) above.

          (ii) If Parent wishes to exercise the Option (the "Option Purchase"), Parent shall send a written notice to the Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall not be less than 20 days (or such longer period as may be required by applicable law or regulation) from the date on which such notice is delivered or prior to such time as the condition specified in Section 5(b) (iv) (E) below shall have been satisfied.

          (iii) Following delivery of the exercise notice referred to in Section 5(b) (ii) above, (x) the Stockholder shall promptly forward or cause to be forwarded a copy of the exercise notice and of the terms of the proposed Option Purchase to the Company and to the other Stockholders (as defined in the Stockholders Agreement) in accordance with Section 5 of the Stockholders Agreement, and (y) Parent shall extend an offer (which complies with Section 5 of the Stockholders Agreement) to acquire shares of Company Common Stock to such other Stockholders. The Stockholder further agrees that, if the Option is exercised, the Stockholder shall cause Section 19 of the Stockholders Agreement to be complied with prior to the Closing.

          (iv) The obligation of Parent or its designee to consummate the Closing after exercise of the Option shall be subject to the satisfaction or waiver by Parent of the following conditions:

             (A) The provisions of Sections 5 and 19 of the Stockholders Agreement, as such agreement is in effect on the date hereof, and the other provisions of the Stockholders Agreement applicable to the consummation of the transactions contemplated hereby, shall have been complied with, and such agreement shall not have been amended, supplemented or otherwise modified since the date hereof without the consent of Parent.

             (B) After giving effect to the Option Purchase and all other purchases of shares of Company Common Stock theretofore made or made concurrently therewith, Parent shall beneficially own a number of shares of Company Common Stock sufficient to approve (without the affirmative vote or consent of any stockholder of the Company other than Parent and/or its designee) or to consummate pursuant to Section 253 of the Delaware Law a merger between Parent or another wholly owned subsidiary of General Electric Company, a New York corporation ("GE"), and the Company pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company, Parent or any other direct or indirect wholly owned subsidiary of GE) will receive as consideration an amount of cash consideration per share of Company Common Stock at least equal to $47.25.

             (C) The acquisitions of shares of Company Common Stock pursuant to this Agreement and each other similar agreement between Parent and a stockholder of the Company shall have been approved by the Board of Directors of the Company for purposes of Section 203 of the Delaware Law.

             (D) The waiting periods applicable to the consummation of the Option Purchase under the HSR Act shall have expired or been earlier terminated.

             (E) The FCC shall have issued a Final Order approving the FCC Application, and such Final Order shall include the granting of such waivers, if any, of the rules and regulations under the Communications Act, as may be necessary to permit the purchase and sale contemplated hereby. All the terms and conditions contained in the Final Order required to be satisfied on or prior to the Closing shall have been satisfied.

             (F) No preliminary or permanent injunction or other order, decree or ruling by any United States federal or state court of competent jurisdiction or by any United States federal or state governmental, regulatory or administrative agency or authority which prevents the Option Purchase shall have been issued and remain in effect.

             (G) No statute, rule or regulation shall have been enacted by any United States federal or state governmental, regulatory or administrative agency or authority that makes the consummation of the Option Purchase illegal or would otherwise prevent the consummation of the Option Purchase.

             (H) The representations and warranties of the Stockholder contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date. The Stockholder shall have performed in all material respects all of its covenants and obligations required to be performed by it on or prior to the Closing Date hereunder.

          (c) At the Closing, the Stockholder shall deliver to Parent (or its designee) all of the Shares by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Parent in its exercise notice delivered pursuant to Section 5(b) (ii), duly endorsed to Parent or accompanied by stock powers duly executed in favor of Parent, with all necessary stock transfer stamps affixed.

          (d) At the Closing, the Parent shall deliver to the Stockholder a check or checks payable in New York Clearing House (next-day) funds in an amount equal to the product of $47.25 and the number of Shares purchased hereunder.

          6. Representation and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:

             (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

             (b) Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Stockholder) is a valid and binding obligation of Parent, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

             (c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or any of its subsidiaries, (ii) conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree (collectively, "Laws") applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, claim, security interest or other charge or encumbrance (collectively, "Encumbrances") on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties is bound, except for any thereof that could not reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

             (d) The execution and delivery of this Agreement by Parent do not, and the consummation of the purchase and sale of the Shares hereunder by Parent will not, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entity"), based on the Laws of any Governmental Entity, except (i) the Communications Act and the HSR Act; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

             (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its subsidiaries at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that could reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which Parent or any of its subsidiaries is subject that could reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

             (f) Parent and its affiliates have, and on the Closing Date Parent will have, funds in an amount sufficient to consummate the purchase and sale of the Shares contemplated hereunder and the purchases and sales of Company Common Stock under each other similar agreement between Parent and a stockholder of the Company.

          7. Representation and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

             (a) If the Stockholder is a corporation, partnership or trust, the Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

             (b) If the Stockholder is a corporation, partnership or trust, the Stockholder has all necessary corporate, partnership or trust power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is a corporation, partnership or trust, the execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or trust action on the part of the Stockholder.

             (c) This Agreement has been duly executed and delivered by the Stockholder and (assuming the valid authorization, execution and delivery of this Agreement by Parent) is a valid and binding obligation of the Stockholder, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

             (d) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) if the Stockholder is a corporation, partnership or trust, conflict with or violate the Certificate of Incorporation or By-Laws, or other organizational documents, of the Stockholder, (ii) conflict with or violate any Law applicable to the Stockholder or by which any of its properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on any of the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its properties is bound, except for any thereof that could not reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

             (e) The execution and delivery of this Agreement by the Stockholder do not, and the consummation of the purchase and sale of the Shares hereunder by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the Laws of any Governmental Entity, except (i) the Communications Act and the HSR Act; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

             (f) There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that could reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which the Stockholder is subject that could reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

             (g) The Existing Shares are, and the Shares on the Closing Date will be, owned beneficially and of record by the Stockholder. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding and, except as indicated on the signature page hereto, the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. If the Stockholder owns any such warrants, options or other rights to acquire shares of Company Common Stock, such Stockholder agrees, to the extent permitted by the terms thereof, to exercise such warrants, options or other rights prior to Closing. The Stockholder has sole voting power and sole power of disposition with respect to all of the Existing Shares and will have sole voting power and sole power of disposition with respect to all of the Shares on the Closing Date, with no restrictions, other than those contained in the Stockholders Agreement and subject to applicable federal securities laws, on the Stockholder's rights of disposition pertaining thereto. The Stockholder has good and valid title to the Existing Shares and on the Closing Date will have good and valid title to the Shares, free and clear of all Encumbrances, and, upon delivery thereof to Parent against delivery of the consideration thereof or pursuant to this Agreement, good and valid title thereto, free and clear of all Encumbrances (other than any arising as a result of actions taken or omitted by Parent), will pass to Parent.

             (h) A true, correct and complete copy of the Stockholders Agreement has been delivered to the Parent.

          8. Investment Representations of the Stockholder. The Stockholder represents and warrants to, and agrees with, Parent as follows:

             (a) The Stockholder has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, the Company and the business and prospects of the Company which the Stockholder deems necessary to evaluate the merits and risks related to the Stockholder's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

             (b) The Stockholder is an "accredited investor," as such term is defined in Rule 501 under the Securities Act. If the Stockholder is a natural person, (A) the Stockholder's individual net worth, or joint net worth with his or her spouse, at the time of the Closing, will exceed $1,000,000 or (B) the Stockholder had (x) individual income in excess of $200,000 in each of the two most recent years or (y) joint income with his or her spouse in excess of $300,000 in each of those years, and the Stockholder has a reasonable expectation of reaching the same income level in the current year.

          9. Agreements of the Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Existing Shares, or any Shares acquired after the date hereof, or any interest in any of the foregoing, except to the Parent, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or any cash or other property described in Section 11 hereof, or any interest in any of the foregoing, except to the Parent, (iii) consent or otherwise agree to any amendment, waiver or other modification of the Stockholders Agreement or the Certificate of Incorporation or By-laws of the Company or its subsidiaries without the prior written consent of Parent or (iv) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement, or that would otherwise hinder or delay the Parent from acquiring a majority of the outstanding Company Common Stock, determined on a fully diluted basis.

          (b) The Stockholder hereby agrees, while this Agreement is in effect, to notify promptly Parent of the number of any additional shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

          (c) The Stockholder hereby agrees, except with respect to Parent and its affiliates, on or after the date hereof, that the Stockholder shall not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 9(a) hereof or any Competing Transaction, participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or its subsidiaries for the purpose of, or have any substantive discussions with, any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 9(a) hereof or any Competing Transaction, or agree to or endorse any Competing Transaction. The Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Competing Transactions or any matter described in Section 9(a) hereof.

          (d) Promptly following the execution hereof, the Stockholder shall tender or cause to be tendered a copy of this Agreement to the Company with a request that it be filed by the Company with the Secretary of the FCC in conformity with Section 73.3613 of the FCC's rules.

          10. Certain Covenants. (a) Parent hereby agrees that, in the event that Parent purchases shares of Company Common Stock pursuant to the Option, it will propose to the Company a merger as promptly as reasonably practicable thereafter, on terms and subject to conditions substantially the same as those provided for in the Merger Agreement, between itself or another wholly owned subsidiary of GE and the Company pursuant to which the stockholders of the Company (other the Company, any direct or indirect subsidiary of the Company, Parent or any other direct or indirect subsidiary of the GE) will receive an amount of cash consideration per share of Company Common Stock at least equal to $47.25.

          (b) In the event that Parent exercises the Option pursuant to Section 5, the Stockholder agrees that it will take all actions reasonably requested by Parent to seek to cause the Stockholders Agreement to be amended prior to the Closing, pursuant to a written instrument in form and substance reasonably satisfactory to Parent, so that the rights of a member of the Wesray Group (as defined in the Stockholders Agreement) under Sections 6 and 7 of the Stockholders Agreement shall inure to the benefit of any purchaser of the Company Common Stock owned by the Stockholder, including without limitation by executing the foregoing instrument providing for such amendment.

          (c) In the event that, within one year from the date hereof, Parent or another subsidiary of GE consummates a transaction pursuant to which it acquires more than 50% of the outstanding Company Common Stock or effects a merger or similar business combination with the Company pursuant to which it acquires all of the Company Common Stock (any such transaction, an "Alternate Transaction") and, in respect of any Alternate Transaction, the per share consideration paid to the largest number of stockholders of the Company pursuant to the Alternate Transaction exceeds the purchase price per Share hereunder pursuant to the Option Purchase (the amount of such excess per share, the "Excess Consideration"), then Parent shall pay to the Stockholder promptly following the consummation of the Alternate Transaction an amount in cash equal to the amount of the Excess Consideration times the number of such Stockholder's Shares purchased hereunder pursuant to the Option Purchase.

          (d) If, solely as a result of an acquisition of shares of Company Common Stock by Parent or any other subsidiary of GE, the Company is required to make a Change of Control Offer (as defined in the Indenture referred to below) pursuant to Section 1010 of the Indenture pursuant to which on the date hereof the Company has issued and outstanding $60 million aggregate principal amount of Senior Subordinated Notes due July 15, 2003 (the "Notes"), as in effect on the date hereof (the "Indenture"), then, so long as such Change of Control Offer is made in accordance with the terms of the Indenture, Parent shall be obligated, within five business days of the commencement of the Change of Control Offer, to offer to purchase or to cause another Person to offer to purchase from the Company on the Change of Control Payment Date (as defined in the Indenture) indebtedness of the Company (i) in an aggregate principal amount equal to the aggregate Repurchase Price of the Notes repurchased by the Company on such Change of Control Payment Date pursuant to Section 1010 of the Indenture and (ii) with terms, conditions, covenants and other provisions substantially the same as the Notes.

          11. Adjustment. If, between the date of this Agreement and the Closing, the Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the purchase price for the Shares hereunder shall be correspondingly adjusted to reflect such event. If, between the date of this Agreement and the Closing Date, the Company declares, pays or makes any dividend or other distribution of any kind of cash or property on the Company Common Stock, the Stockholder shall receive and hold such cash or property for the benefit of the Parent and shall deliver such cash or property, with appropriate instruments of transfer, if necessary, to the Parent on the Closing Date (or, in the event of a payment date occurring after the Closing Date, on the date such payment is received).

          12. Licensee Control. Notwithstanding anything to the contrary contained herein, without first obtaining the consent of the FCC through grant of the FCC Application, Parent, its employees and agents shall not directly or indirectly control, manage, supervise or direct, or attempt to control, manage, supervise or direct, the Company or any of its broadcast stations, and such control, management, supervision and direction shall be the sole responsibility of and in the complete discretion of the Company.

          13. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          14. Survival. The covenants of the parties hereto, and the representations and warranties of the parties hereto, shall survive until the earlier to occur of the Effective Time and the Closing.

          15. Miscellaneous. (a) This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and
     (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of GE, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any successor in interest by merger, sale of all or substantially all of the assets or otherwise) and assigns.

          (b) This Agreement may not be amended or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. The Parent or the Stockholder may, from time to time, waive, on such terms and conditions as the Parent or the Stockholder, as the case may be, may specify in such instrument, any of the requirements of this Agreement. Any such amendment shall be binding upon the parties thereto and any such waiver shall be binding upon the Parent or the Stockholder, as the case may be, executing the same. No such waiver shall extend to any subsequent or other event or circumstance or impair any right consequent thereon.

          (c) All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date delivered, if delivered personally, (ii) on the first Business Day following the deposit thereof with Federal Express, if sent by Federal Express, and (iii) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i) if to the Stockholder, to it at its address set forth on the signature page hereof; and

             (ii)  if to the Parent, to it at:
                   National Broadcasting Company, Inc.
                   30 Rockefeller Center
                   New York, New York 10112
                   Attention: Senior Vice President and Chief
                   Financial Officer

                   with copies to:

                   National Broadcasting Company, Inc.
                   30 Rockefeller Center
                   New York, New York 10112
                   Attention: General Counsel

                   and

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York 10017
                   Attention: Charles I. Cogut, Esq.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (e) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in the Chancery Courts of the State of Delaware (and any appellate courts therefrom), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the Chancery Courts of the State of Delaware otherwise, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts.

          (f) This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          (g) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (h) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          (i) If the FCC should determine that this Agreement is inconsistent with Company's licensee obligations or is otherwise contrary to FCC policies, rules and regulations, the parties shall reform this Agreement in good faith and recast them in terms that are likely to cure the defects perceived by the FCC and return a balance of benefits to both parties comparable to the balance of benefits provided by this Agreement in its current terms. If, after such good faith negotiations, either party determines that recasting this Agreement to meet the defects perceived by the FCC is impracticable, either party may terminate this Agreement without further liability on 30 days' prior written notice. If termination shall occur pursuant to this paragraph, such termination shall extinguish and cancel this Agreement without further liability on the part of either party to the other.

     IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                            NATIONAL BROADCASTING COMPANY, INC.

                                            By:.................................
                                               Name:
                                               Title:

                                            THE STOCKHOLDER:

                                            ....................................
                                                        (Print Name)

                                            By:.................................
                                               Name:
                                               Title:

                                            Number of Existing Shares: .........

                                            Options, Warrants or other Rights:

                                           .....................................

                                            ....................................

                                            ....................................
                                                (Insert Number and Describe)

                                            Address:
                                            ....................................

                                            ....................................

                                            ....................................

                                            ....................................

                                                                       EXHIBIT A

                              STOCKHOLDER CONSENT

                          ACTION TAKEN BY THE WRITTEN
                            CONSENT OF STOCKHOLDERS
                                       OF
                          OUTLET COMMUNICATIONS, INC.

                                                                          , 1995

     The undersigned stockholder of Outlet Communications, Inc. , a Delaware corporation (the "Corporation"), acting by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware, hereby consents to the adoption of and adopts the following resolution with respect to each share of the capital stock of the Corporation owned of record by such stockholder on the date hereof:

     RESOLVED, that the Merger Agreement, dated as of August   , 1995 (the
"Merger Agreement"), among the Corporation, National Broadcasting Company, Inc., a Delaware corporation ("NBC"), and CO Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of NBC, a copy of which has been furnished to the stockholder, be, and it hereby is adopted and approved by the stockholder, and that the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement be, and they hereby are, approved and ratified in all respects.

                                            ....................................

                                            ....................................
                                            (Print Name)

                                            By: ................................

                                                Name:...........................

                                                Title:..........................

                                            Number of Shares:...................

                                            Address of the stockholder:

                                            ....................................

                                            ....................................

                                            ....................................

                                                                         ANNEX C


                        [GOLDMAN, SACHS & CO. LETTERHEAD]

August 2, 1995

Board of Directors
Outlet Communications, Inc.
23 Kenney Drive
Cranston, RI 02920

Gentlemen and Madame:

     You have requested our opinion as to the fairness to the holders of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Outlet Communications, Inc. (the "Company") of the $47.25 per Share in cash (the "Consideration") to be received by such holders pursuant to the Merger Agreement dated as of August 2, 1995 between National Broadcasting Company, Inc. ("Buyer"), CO Acquisition Corporation, a wholly owned subsidiary of Buyer and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to Buyer and to General Electric Company (Buyer's parent company) from time to time and may provide investment banking services to Buyer and General Electric Company in the future.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994; certain interim reports to stockholders and the quarterly Report on Form 10-Q for the three months ended March 31, 1995; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the television broadcasting industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

     Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the $47.25 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.


                        [GOLDMAN, SACHS & CO. LETTERHEAD]

                                                                         ANNEX D

                                  SECTION 262
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall

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

be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, eff. 7-1-94.)

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